Exhibit 2.1

STRICTLY CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PORTOLA PHARMACEUTICALS, INC.,

ALEXION PHARMACEUTICALS, INC.

and

Odyssey Merger Sub Inc.

May 5, 2020

i

ii

Annex A – Conditions of the Offer

Exhibit A – Certificate of Incorporation of Surviving Corporation

Exhibit B – Form of Restrictive Covenant and Release Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 5, 2020, is entered into by and among Portola Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Alexion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and Odyssey Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the board of directors of the Company (the “Company Board”), at a meeting thereof duly called and held, has unanimously (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, (c) agreed that the Merger will be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the Transactions, including the Offer and the Merger, on the terms and conditions set forth in this Agreement, and Parent, in its capacity as the sole stockholder of Merger Sub, will approve and adopt this Agreement by written consent immediately following its execution;

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence, and Parent has agreed to cause Merger Sub to commence, a tender offer (as it may be extended and amended from time to time under this Agreement, the “Offer”) to purchase shares of Company Common Stock (each, a “Share”) issued and outstanding, at a price per Share of $18.00 (such amount, or any higher amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Per Share Amount”), net to the holder of such Share, in cash, without interest and subject to any applicable withholding Tax, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as soon as practicable following consummation of the Offer, subject to the terms and conditions of this Agreement and in accordance with Section 251(h) of the DGCL, Merger Sub will be merged with and into the Company (the “Merger” and, together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as a direct, wholly owned Subsidiary of Parent in accordance with the DGCL, and each Share that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer (other than (i) Dissenting Shares and (ii) the Shares to be canceled pursuant to Section 2.05(b), Section 2.05(c) and Section 2.05(d) (such canceled Shares, the “Excluded Shares”)) will thereupon be converted into the right to receive cash in an amount equal to the Per Share Amount, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.01.      Definitions.

(a)               As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement (i) on terms that are no less restrictive in all material respects than the terms of the Confidentiality Agreement (it being agreed that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Takeover Proposal) and (ii) that does not prohibit the Company from providing any information to Parent in accordance with Section 6.02.

“Acquired Companies” means the Company and the Company Subsidiaries, collectively.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anticorruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, or any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of the Company Subsidiaries.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, decree, order, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Company, as of December 31, 2019, included in the Company SEC Documents.

“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.

“Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Acquired Companies, as of and for the fiscal years ended December 31, 2019 and December 31, 2018 (including, in each case, any related notes thereto and the related reports of the independent public accountants) included in the Company SEC Documents prior to the date of this Agreement.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that, in the case of determining a date when any payment is due, a day on which commercial banks in the County of New York, New York are authorized or required by Applicable Law to be closed shall not be a “Business Day.”

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Company Cash-Out RSU” means any Company RSU that is outstanding immediately prior to the Effective Time that is held by a non-employee director.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Equity Awards” means the Company Stock Options, the Company RSUs and the Company PSUs.

“Company Intellectual Property” means all Intellectual Property owned by the Acquired Companies and all Intellectual Property in-licensed for use by the Acquired Companies in the conduct of their respective businesses, including the Company Owned IP and the Exclusively Licensed IP.

“Company In-The-Money Stock Option” means a Company Stock Option other than a Company Underwater Stock Option.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, none of the Effects to the extent resulting or arising from any of the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) general economic, political, business, financial or market conditions affecting the industry in which the Company operates or the economy generally (including any fluctuations or changes in the value of currencies and credit markets); (ii) geopolitical conditions (including any trade wars), any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (iii) hurricane, flood, tornado, earthquake or other natural disaster or act of God or weather conditions; (iv) any pandemic, epidemic, plague, or other outbreak of illness or public health event; (v) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company Common Stock or changes in the trading volume thereof (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect); (vi) the public announcement or pendency of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, Collaboration Partners, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.03); (vii) changes in Applicable Laws or the interpretation thereof; (viii) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (ix) any action required to be taken by the Company pursuant to the terms of this Agreement or at the direction of Parent or Merger Sub; or (x) any breach of this Agreement by Parent or Merger Sub; provided, further, that any Effect to the extent resulting or arising from any change or event referred to in clause (i), (ii), (iii), (iv), (vii) or (viii) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has an adverse and disproportionate effect on the Acquired Companies as compared to other participants that operate in the industry in which the Acquired Companies operate.

“Company Owned IP” means any Intellectual Property owned or purported to be owned by any of the Acquired Companies.

“Company PSUs” means a performance-based restricted stock unit with respect to Company Common Stock granted pursuant to one of the Company Stock Plans (other than Company RSUs).

“Company Regulatory Authority” means the FDA and any other applicable Governmental Authority that has regulatory authority over the nonclinical and clinical testing, development, design, quality, identity, safety, efficacy, reliability, manufacturing, storing, packaging, labeling, marketing, promotion, distribution, handling, commercialization, sale, pricing, import or export of the Product.

“Company Regulatory Permits” means Permits required by the FDA under the FDCA and all Permits of any other applicable Company Regulatory Authority, in each case, as necessary for the lawful operation of the businesses of the Acquired Companies as currently conducted in each jurisdiction in which such entity operates.

“Company Rollover RSU” means any Company RSU other than a Company Cash-Out RSU that is outstanding immediately prior to the Effective time.

“Company RSU” means a restricted stock unit with respect to Company Common Stock granted pursuant to one of the Company Stock Plans.

“Company Stock Option” means an option to acquire Shares granted pursuant to one of the Company Stock Plans.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Underwater Stock Option” means a Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration.

“Company Warrants” means the warrant transactions evidenced by:

(i)                 Warrant to Purchase Shares of Common Stock, dated as of December 15, 2006, between the Company and HCP Life Science Assets TRS, LLC, a Delaware limited liability company;

(ii)              Warrant to Purchase Shares of Common Stock, dated as of December 15, 2006, between the Company and Bristow Investments, L.P., a California limited partnership; and

(iii)            Warrant to Purchase Shares of Common Stock, dated as of December 15, 2006, between the Company and Laurence Shushan and Magdalena Shushan Acosta, Trustees, The Lawrence and Magdalena Shushan Family Trust, under Agreement Dated October 8, 1997.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge, after reasonable inquiry and investigation, of any one or more of the individuals listed on Section 1.01(b) of the Company Disclosure Letter.

“Confidentiality Agreement” means the confidentiality agreement, dated as of April 4, 2020, between Parent and the Company.

“consummate” (and with its correlative meanings “consummation” and “consummating”), as such term is used with respect to the Offer, has the meaning ascribed to it in Section 251(h) of the DGCL.

“Continuing Employees” means Company Employees immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time.

“Contract” means any legally binding written, oral or other agreement, contract, contractual arrangement, subcontract, lease, understanding, instrument, bond, debenture, note, loan or credit agreement, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, or other legally binding commitment, obligation or undertaking of any nature, other than any Company Employee Plan.

“Credit Facility” means the Credit Agreement, dated as of February 28, 2019, by and among the Company, the lender parties thereto from time to time, and HCR Collateral Management, LLC, as administrative agent, and the other parties thereto.

“Data Rooms” means the electronic data sites established for Project Odyssey by its Representatives on behalf of the Company and to which Parent and certain of its Representatives have been given access in connection with the Transactions.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Law” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources or human health and safety or (iii) Releases, storage, processing, management, management, disposal or presence of, or exposure to, Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the closing price per share of Parent Common Stock on the applicable national securities exchange on the trading day immediately preceding the date on which the Effective Time occurs.

“Exclusively Licensed IP” means any issued Patents or pending Patent applications or other Intellectual Property that are owned by a Third Party and are exclusively licensed to an Acquired Company, including for any field of use (whether or not the exclusivity is subject to limitations or the license is subject to retained rights of the licensor or other Persons).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938 (21 U.S.C. § 301 et seq.) and the rules and regulations promulgated thereunder.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“FTC” means the U.S. Federal Trade Commission.

“Funding Support Loan” means the 2016 Supplemental Funding Support Loan Agreement, dated as of December 16, 2016, by and among the Company, Bristol-Myers Squibb Company and Pfizer Inc.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government department, authority, court, tribunal, commission, instrumentality, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Substance” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, poly- or perfluoroalkyl substances, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified or regulated by, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.

“HIPAA” means, collectively the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104 191) as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) and the regulations promulgated thereunder at 45 CFR Parts 160 and 164 and related guidance from the United States Department of Health and Human Services.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice); (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vi) obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (vii) liabilities under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions, and (viii) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (viii) above of any Person (other than, in the case of clauses (i), (ii) and (v), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business consistent with past practice).

“Information” means non-public financial information, confidential or proprietary business information or trade secret information and Personal Data.

“Intellectual Property” means all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including any: (i) design patents, community designs and all other equivalent supra-national or national design rights (but for clarity excluding the items described in (iii)), (ii) patents and pending patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals and extensions, certificates of reexamination, utility models and supplementary protection certificates thereof) (clauses (i) and (ii) collectively, “Patents”), (iii) trademarks, service marks, trade names, business names, brand names, slogans, logos, trade dress, social media identifiers and all other indicia of origin, together with all common law rights and goodwill associated therewith, (iv) copyrights or works of authorship (whether or not copyrightable), together with all moral rights and common law rights thereto, (v) computer software (“Software”), (vi) Internet domain names, (vii) trade secrets, proprietary know-how, confidential information (including all Information), formulae, ideas, inventions (whether patentable or not), processes, schematics, algorithms, business methods, drawings, blueprints, data, databases, data sets, compilations, prototypes, models (including data models), designs and other proprietary rights (collectively, “Trade Secrets”) and (viii) application, registration, issuance, extension or renewal of any of the foregoing with any Governmental Authority, to the extent not already included in the foregoing.

“Intervening Event” means a positive event, occurrence or fact occurring or arising after the date hereof that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), other than (i) any event, occurrence or fact that relates to a Takeover Proposal or (ii) changes in the market price of Company Common Stock (provided, that the underlying causes of any such changes may be taken into account).

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, Software, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology assets, and all associated documentation, in each case, that is either owned by the Acquired Companies or used and controlled by the Acquired Companies.

“Key Product” means Andexxa, Bevyxxa, or Cerdulatinib.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, right of way, right of first offer or refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any interest or restriction similar in substance to any of the foregoing.

“Made Available” means that, prior to the execution of this Agreement, such information, document or material was (i) made publicly available by the Company in unredacted form on the SEC’s EDGAR database with respect to the Acquired Companies or (ii) made available in unredacted form for review by Parent or Parent’s Representatives in the Data Rooms or otherwise provided in writing to Parent or Parent’s Representatives by or on behalf of the Company (including in any “clean room” or on an “outside counsel only” basis), in each case, as of the day prior to the date of this Agreement.

“Nasdaq” means the NASDAQ Global Select Market.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, certificates of designations, bylaws, stockholders’ agreement, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with one or more other Effects, would or would reasonably be expected to prevent, materially impede or materially delay Merger Sub or Parent from consummating the Offer or the Merger on a timely basis and in any event on or before the End Date.

“Permits” means all permits, licenses, consents, concessions, franchises, approvals, privileges, immunities, authorizations, qualifications, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable, or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have specifically been established in the Financial Statements, to the extent required by GAAP, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice, in each case that (A) relate to obligations that are not delinquent or (B) the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in accordance with GAAP in the Audited Balance Sheet, (iii) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by or do not place any material restrictions or limitations on any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, (iv) in the case of the Leased Property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject, (v) Liens in favor of the lessors on any personal property located at the demised premises under the Lease Agreements, (vi) real property easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business which, individually and in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (viii) any Liens which are disclosed on the Financial Statements, (ix) Liens discharged prior to the consummation of the Offer and (x) Liens incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency or political subdivision thereof) and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Personal Data” means any data or information in any media that is linked to the identity of a particular third-party individual natural persons (including any information that, alone or in combination with any other information held by the Acquired Companies, can be used to specifically identify an individual person), browser, or device and any other data or information that constitutes personal data or personal information, including “individually identifiable health information,” under Applicable Law, including, as applicable, an individual’s first and last name, home address, telephone number, fax number, email address, social security number or other Governmental Authority issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information, cookie identifiers associated with an individual’s web browsing activity, or any other browser or device specific number or identifier, and web or mobile browsing or usage information that is linked to the foregoing.

“Proceeding” means any suit (whether civil, criminal, administrative or judicial), action, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, criminal prosecution, investigation (but only to the extent that the Company has been notified in writing by the investigating Governmental Authority of such investigation) or SEC “Wells” process, in each case, whether at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel (and, in each case, including if resulting from a claim, charge, complaint, citation or demand).

“Product” means any form or dosage of Andexxa, Bevyxxa, or Cerdulatinib, or any other product in the pipeline of, or otherwise under development by, the Company or any Company Subsidiary.

“Qualified Holder” means (A) a non-employee director who holds a Company Stock Option or (B) a holder of a Company Stock Option who is employed by the Company immediately prior to the Effective Time and has delivered to the Company and not revoked an executed Restrictive Covenant and Release Agreement immediately prior to the Effective Time.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants (other than independent public accountants), consultants, agents and other authorized representatives and advisors of such Person.

“Restrictive Covenant and Release Agreement” means a restrictive covenant and release agreement substantially in the form attached hereto as Exhibit B, subject to further adjustment and revisions by Parent in consultation with the Company.

“Sanctioned Country” means any country or region that is the target of country-wide or territory-wide economic sanctions or trade restrictions of the United States, Japan, the United Kingdom, the European Union or the United Nations (currently Cuba, Iran, North Korea, Crimea, Syria, and Venezuela).

“Sanctioned Person” means any Person that is the target of economic sanctions, trade restrictions, or similar restrictions under any Sanctions Laws, including: (i) any Person identified in any sanctions list maintained by (A) the U.S. government, including without limitation the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (B) the government of Japan; (C) the government of the United Kingdom, including Her Majesty’s Treasury; (D) the European Union; or (E) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by a Person described in clause (i) or (ii).

“Sanctions Laws” means all Applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, anti-terrorism, or the ability to take an ownership interest in assets located in a foreign country, including those administered by the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Information; (ii) unauthorized or unlawful processing, sale, or rental of Information; (iii) other act or omission that compromises the security, integrity, or confidentiality of Information; or (iv) phishing, ransomware or other cyberattack that results in a monetary loss.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Subsidiary” means, with respect to any Person, any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Substantial Detriment” means any sale, divestiture, license or disposition of any assets, properties or businesses, or any other action, concession or undertaking, or any commitment to do any of the foregoing, (i) with respect to or relating to Parent, its Affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements or (ii) that, individually or in the aggregate, would be materially detrimental to the benefits expected to be derived by Parent and its Affiliates from the Transactions, taken as a whole.

“Superior Proposal” means a bona fide written Takeover Proposal (provided that for this purpose the references to “twenty percent (20%)” in the definition of Takeover Transaction shall be deemed to be references to “fifty percent (50%)”) that (i) upon execution by the Company would be binding upon the Person making such Takeover Proposal, (ii) did not result from a breach in a material respect of Section 6.02(a) and (iii) the Company Board determines in its reasonable good faith judgment (after consultation with its outside legal counsel and a financial advisor of national reputation) (A) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory, timing and other aspects of such proposal and (B) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Transactions, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise).

“Takeover Proposal” means any indication of interest, inquiry, offer or proposal, including any amendment or modification to any existing indication of interest, inquiry, offer or proposal (other than, in each case, any indication of interest, inquiry, offer or proposal made or submitted by or on behalf of Parent, Merger Sub or one or more of their Subsidiaries), relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, a Takeover Transaction.

“Takeover Transaction” means, other than the Transactions, (a) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving any Acquired Company that, if consummated, would result in any Person or “group” (as defined in the Exchange Act) owning, directly or indirectly, twenty percent (20%) or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (b) any transaction (including any single- or multi-step transaction) or series of related transactions directly or indirectly involving (i) the acquisition or purchase of twenty percent (20%) or more of the total voting power of or any class of equity securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, any such securities) of the Company, (ii) the acquisition or purchase of tangible or intangible assets of the Acquired Companies representing twenty percent (20%) or more of the total revenue, net income, EBITDA or total assets (it being understood that such determination includes equity securities of Subsidiaries) of the Acquired Companies, taken as a whole, or (iii) the sale, lease, license, transfer, lapse or abandonment of twenty percent (20%) or more of the total tangible or intangible assets of the Acquired Companies relating to the Product or any Intellectual Property embodied therein or relating thereto.

“Tax” means any tax or other similar governmental assessment or charge in the nature of a tax, including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges (including taxes, charges, or other assessments which are imposed upon or incurred under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes, or as transferee or successor, by contract or otherwise by operation of law), together with any interest, penalty, or addition to tax with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any report, return, document, declaration, statements, or other information required to be filed with or supplied to or actually filed with or supplied to a Taxing Authority with respect to or relating to Taxes, including (A) information returns, (B) any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, statement, or other information, (C) any schedule or attachment to any of the foregoing, (D) and any amendment with respect to any of the foregoing and any amendment thereto.

“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, Merger Sub, the Company or any of their respective Affiliates or Representatives (solely in their capacity as such).

“Transaction Litigation” means any claim or Proceeding against the Company or any of its directors or officers (including any class action or derivative litigation) relating, directly or indirectly, to this Agreement, the Offer, the Merger or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Unaudited Balance Sheet” means the unaudited condensed consolidated balance sheet of the Acquired Companies, as of March 31, 2020 included in the Company SEC Documents prior to the date of this Agreement.

“Unaudited Financial Statements” means the unaudited condensed consolidated financial statements of the Acquired Companies consisting of the Unaudited Balance Sheet and all of the related condensed consolidated statements of income and comprehensive income, cash flows and equity of the Acquired Companies as of and for the three (3) months ended March 31, 2020 (including, in each case, any related notes thereto), included in the Company SEC Documents prior to the date of this Agreement.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, an intentional act or intentional omission (including a failure to cure circumstances) taken by the Company or Parent, as applicable, where the Company or Parent, as applicable, knows that such action or omission would constitute a material breach of this Agreement; provided that without limiting the provisions of Section 6.02, any material violation of the restrictions set forth in Section 6.02 by a director or officer of the Company shall be deemed an intentional act or intentional omission of the Company and the Company shall be deemed to have knowledge of such violation and knowledge that such violation would constitute a breach of this Agreement.

(b)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accelerated In-The-Money Option	Section 2.08(b)
Adverse Recommendation Change	Section 6.02(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.02(c)
Bankruptcy and Equity Exceptions	Section 4.03(a)
Capitalization Date	Section 4.06(a)
Cash-Out Awards	Section 2.08(j)
CASL	Section 4.23(a)
Centerview	Section 4.29
Certificate of Merger	Section 2.03(a)
Certificates	Section 2.06(a)
Closing	Section 2.04
Collaboration Partner	Section 4.25(d)
Company	Preamble
Company 401(k) Plan	Section 6.05(d)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article 4
Company Employee Plan	Section 4.18(a)
Company Employees	Section 4.18(a)
Company ESPP	Section 2.08(h)
Company Preferred Stock	Section 4.06(a)
Company Related Parties	Section 9.04(e)
Company SEC Documents	Section 4.08(a)
Company Securities	Section 4.06(c)
Company Stock Plans	Section 4.06(a)
Debt Payoff Letters	Section 6.16
Delaware Secretary	Section 2.03(a)
Depository Agent	Section 2.06(a)
DGCL	Recitals
Dissenting Shares	Section 2.07
Effect	Section 1.01(a)
Effective Time	Section 2.03(b)
End Date	Section 8.01(b)(i)
Environmental Permits	Section 4.21(a)
Excluded Shares	Recitals
Filed Company Contract	Section 4.16(a)
Health Care Laws	Section 4.25(l)
Health Care Submissions	Section 4.25(a)
Indemnified Persons	Section 6.08(a)
Intervening Event Notice	Section 6.02(d)(i)
Intervening Event Notice Period	Section 6.02(d)(i)
Lease Agreement	Section 4.24(b)
Leased Property	Section 4.24(b)
Merger	Recitals
Merger Agreement	Annex A
Merger Consideration	Section 2.05(a)
Merger Sub	Preamble
Minimum Tender Condition	Annex A

Non-Qualified Holder	Section 2.08(c)
Offer	Recitals
Offer Conditions	Section 2.01(b)
Offer Documents	Section 2.01(f)
Parent	Preamble
Parent Benefit Plans	Section 6.05(e)
Parent Disclosure Letter	Article 5
Patents	Section 1.01(a)(iii)
Paying Agent	Section 2.06(a)
Payment Fund	Section 2.06(a)
Per Share Amount	Recitals
Performance In-The-Money Options	Section 2.08(b)
Pre-Closing Period	Section 6.01(a)
Privacy Requirements	Section 4.23(a)
Required Approvals	Annex A
Residual Shares	Section 2.08(k)
Rollover In-The-Money Stock Options	Section 2.08(c)
Schedule 14D-9	Section 2.02(b)
Share	Recitals
Software	Section 1.01(a)(iii)
Specified Contract	Section 4.16(b)(ix)
Superior Proposal Notice	Section 6.02(e)(i)
Superior Proposal Notice Period	Section 6.02(e)(i)
Surviving Corporation	Section 2.03(c)
Termination Condition	Annex A
Termination Fee	Section 9.04(b)
Trade Secrets	Section 1.01(a)(iii)
Transactions	Recitals
Vested In-The-Money Option	Section 2.08(a)
WARN	Section 4.19(a)

Section 1.02.      Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States and (ii) to “days” shall be to calendar days unless otherwise indicated. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.  No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.  Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date).  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect, and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

Article 2

THE OFFER AND THE MERGER

Section 2.01.      The Offer.

(a)               Commencement of the Offer. Unless this Agreement has been validly terminated in accordance with Section 8.01, as promptly as practicable after the execution and delivery of this Agreement and in no event later than fifteen (15) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer to purchase Shares at a price per Share equal to the Per Share Amount to the holder of the Share in cash, without interest and subject to any withholding Tax in accordance with Section 2.10, on the terms and subject to the conditions set forth in this Agreement.

(b)               Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for purchase, and pay for, all Shares tendered pursuant to the Offer are subject only to the terms and conditions set forth in this Agreement, including the prior satisfaction or waiver of the Minimum Tender Condition, the Termination Condition and the other conditions set forth in Annex A (collectively, the “Offer Conditions”). Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive, in whole or in part, any Offer Condition or modify the terms of the Offer (including by increasing the Per Share Amount) in each case only (and Merger Sub shall not do so except) in a manner not inconsistent with the terms of this Agreement; provided, however, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Per Share Amount (except to the extent required pursuant to Section 2.09), (iii) amend, modify, supplement or waive the Minimum Tender Condition or the Termination Condition, (iv) add to or amend, modify or supplement any Offer Condition, (v) directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Merger Sub to consummate the Offer, (vi) extend or otherwise change the Offer Expiration Time (except as expressly required or permitted by the other provisions of this Section 2.01), (vii) change the form of consideration payable in the Offer, (viii) provide for any “subsequent offering period” (or any extension of any thereof) within the meaning of Rule 14d-11 under the Exchange Act or (ix) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(c)               Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time, is hereinafter referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be scheduled to expire at one minute following 11:59 p.m. (New York City time) on the twentieth (20th) Business Day following the commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)); provided that the Offer Expiration Time shall not be prior to July 1, 2020 and if such twentieth (20th) Business Day is a date prior to July 1, 2020, the Offer Expiration Time shall be the first Business Day on or after July 1, 2020. Subject to the parties’ respective rights to terminate the Agreement pursuant to Section 8.01 and notwithstanding anything to the contrary in this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to):

(i)                 extend the Offer for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Per Share Amount) or as may be necessary to resolve any comments of the SEC or the staff or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and

(ii)              if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Merger Sub (to the extent permitted hereunder), extend the Offer (x) on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer or shorter period as the parties hereto may agree) or (y) if any then-scheduled Offer Expiration Time is ten (10) or fewer Business Days before the End Date, until 11:59 p.m., New York City time, on the day before the End Date (or such other date and time as the parties hereto may agree);

provided that, without the Company’s written consent, Merger Sub shall not extend the Offer, and without Parent’s prior written consent, Merger Sub shall not be required (and Parent shall not be required to cause Merger Sub) to extend the Offer, in each case, beyond the earlier of the End Date or the valid termination of this Agreement in accordance with Section 8.01.

(d)               Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) (i) consummate the Offer and irrevocably accept for purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after (in any event, no later than the first (1st) Business Day after) the Offer Expiration Time and (ii) promptly after (in any event, no more than three (3) Business Days after) the Offer Expiration Time, pay for such Shares. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Per Share Amount shall be paid to the holder of the Share in cash, without interest and subject to any withholding Tax in accordance with Section 2.10, upon the terms and subject to the conditions of the Offer.

(e)               Termination of the Offer. Parent and Merger Sub shall not terminate the Offer or permit the Offer to be terminated prior to the Offer Expiration Time (as it may be extended and re-extended in accordance with this Agreement), unless and until this Agreement is validly terminated in accordance with Section 8.01. In the event that this Agreement is validly terminated pursuant to Section 8.01 prior to any scheduled expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (but in any event not more than one (1) Business Day after such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the record holders thereof in accordance with Applicable Law.

(f)                Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall (i) file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any exhibits, supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares, in each case, as and to the extent required by Applicable Law. The Company shall promptly furnish Parent and Merger Sub with all information concerning the Company and its stockholders required by the Exchange Act or other Applicable Law to be set forth in the Offer Documents and all other information concerning the Company and its stockholders as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously withdrawn in accordance with Section 6.02(d) or Section 6.02(e), shall allow Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of Applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is or shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case, as and to the extent required by Applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall (A) provide the Company and its counsel any written comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company and its counsel prompt telephonic notice of any material discussions with or oral comments received from the SEC staff), (B) provide the Company and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, (C) give reasonable and good faith consideration to any comments made by the Company and its counsel on any such proposed responses and (D) to the extent reasonably practicable, provide the Company and its counsel a reasonable opportunity to participate in any material discussions with the SEC or its staff concerning such comments. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(g)               Guaranteed Delivery. For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are “received” (as defined by Section 251(h) of the DGCL) by Merger Sub or by an agent of Merger Sub.

(h)               Notification of Offer Status. Parent shall use its reasonable best efforts to keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s written request, use its reasonable best efforts to provide the Company as soon as practicable with the most recent report then available from the Depository Agent detailing the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

Section 2.02.      Company Actions.

(a)               Approval. The Company hereby approves of and consents to the Transactions. The Company agrees that no Shares held by the Company or any of the Company Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b)               Schedule 14D-9. On the date the Offer Documents are filed with the SEC, concurrently with the filing of the Schedule TO with the SEC, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time and including any exhibits thereto, the “Schedule 14D-9”) and, unless previously withdrawn in accordance with Section 6.02(d) or Section 6.02(e), shall include in the Schedule 14D-9, the Company Board Recommendation. The Company shall (i) include in the Schedule 14D-9 a notice of appraisal rights in compliance with Section 262 of the DGCL and (ii) cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other Applicable Law, including by setting the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. Parent and Merger Sub shall promptly furnish the Company with all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9, and all other information concerning Parent and Merger Sub as reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of Applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall (A) provide Parent and its counsel any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent and its counsel prompt telephonic notice of any oral comments received from the SEC staff), (B) provide Parent and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, (C) give reasonable and good faith consideration to any comments made by Parent and its counsel on any such proposed responses and (D) to the extent reasonably practicable, provide Parent and its counsel a reasonable opportunity to participate in any material discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(c)            Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub (x) promptly after the date of this Agreement and (y) from time to time thereafter as requested by Parent, with a list of its stockholders and mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession regarding the beneficial owners of the Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares. Subject to Applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, Parent and Merger Sub and their Representatives shall (i) hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) if this Agreement is terminated, promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

Section 2.03.      The Merger.

(a)            Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as promptly as practicable on the Closing Date, Parent, Merger Sub and the Company shall (i) cause a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”), to be executed and filed with the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) and (ii) take all other necessary or appropriate action to cause the Merger to be effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company. The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL.

(b)            Effective Time. The Merger shall become effective on such date and at such time as the Certificate of Merger has been duly filed with the Delaware Secretary or at such later time and date as may be agreed upon by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c)            Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, including Section 251(h) thereof, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)            Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.04.      The Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place as soon as practicable following (but in any event on the same day as) the consummation of the Offer, subject to satisfaction or, to the extent permitted hereunder and by Applicable Law, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Applicable Law) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed upon in writing by the parties hereto.

Section 2.05.      Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any stockholder thereof or any other Person:

(a)            except as otherwise provided in Section 2.05(b), Section 2.05(c), Section 2.05(d), or Section 2.07, each Share issued and outstanding immediately prior to the Effective Time other than Shares irrevocably accepted for purchase in the Offer shall (i) be converted automatically into the right to receive the Per Share Amount in cash, without interest and subject to any withholding Tax in accordance with Section 2.10 (the “Merger Consideration”) and (ii) upon conversion thereof in accordance with this Section 2.05(a), cease to be outstanding and shall automatically be canceled and cease to exist and each holder of a Certificate representing any such Shares shall have only the right to receive the Merger Consideration with respect thereto in accordance with Section 2.06 or Section 2.08(i), as applicable;

(b)            each Share owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time (other than Shares irrevocably accepted for purchase by Merger Sub in connection with the Offer) shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(c)            each Share held in the Company’s treasury immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be paid or delivered in exchange therefor and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto;

(d)            each Share owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of Shares of the Surviving Corporation such that each such Subsidiary of the Company shall own the same percentage of the outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary of the Company owned immediately prior to the Effective Time; and

(e)            each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid, nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

Section 2.06.      Surrender and Payment.

(a)            Depository Agent, Paying Agent and Payment Fund. Prior to the expiration of the Offer, Parent shall appoint a paying agent reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Per Share Amount to which holders of such Shares shall become entitled pursuant to Section 2.01(d) and to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 2.05(a). Promptly after the expiration of the Offer, Parent shall deposit, or shall cause to be deposited, (i) with the Depository Agent an amount of cash sufficient to make the payment of the aggregate Per Share Amount payable pursuant to Section 2.01(d) and (ii) with the Paying Agent an amount of cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.05 (together with the amount deposited pursuant to clause (i), the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of any outstanding Per Share Amounts to be paid in exchange for Shares accepted for payment pursuant to Section 2.01(d) or any outstanding Merger Consideration to be paid in exchange for Shares converted in the Merger pursuant to Section 2.05(a), Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall not be used for any purpose other than to pay the aggregate Per Share Amount in the Offer and the Merger Consideration in the Merger. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Promptly after the Effective Time and in any event no later than five (5) Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.05(a), a letter of transmittal and instructions (which shall specify that delivery of the Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the certificate representing the Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.12 or to book-entry account statements relating to the ownership of Shares, as applicable) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify (after due consultation with the Company) prior to the consummation of the Offer) for use in effecting the surrender of Certificates in exchange for payment of the Per Share Amount for each Share.

(b)            Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of the Certificate (provided, however, that delivery of a book-entry statement shall not be required in respect of any uncertificated Shares held of record in book-entry), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of the exchange of book-entry Shares. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)            Unregistered Transferees. If any portion of the aggregate Merger Consideration to be paid in respect of any Certificate is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall either pay to the Paying Agent any transfer or other similar Tax required as a result of such payment being made to a Person other than the registered holder of such Certificate or otherwise establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)            No Other Rights. The Merger Consideration paid upon the surrender of Certificates or book-entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or book-entry Share, and, from and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Certificates shall be given a copy of a letter of transmittal and instructed to comply with the instructions therein in order to receive the Merger Consideration to which such holder is entitled pursuant to the Merger. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except to receive, upon surrender of a Certificate or book-entry Share pursuant to and in accordance with this Section 2.06, the Merger Consideration in respect of each Share represented thereby, except as otherwise provided herein or by Applicable Law.

(e)            Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares at any time following the date that is twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.06 prior to that time shall, subject to abandoned property, escheat or other Applicable Laws, thereafter look only to the Surviving Corporation (subject to Section 2.11) as general creditors thereof for payment of the Merger Consideration.

Section 2.07.      Dissenting Shares. Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) and held by a holder who is entitled to demand appraisal and who has properly demanded appraisal of such Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s right to appraisal pursuant to the DGCL with respect to such Shares (any such Shares, “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by Section 262 of the DGCL; provided, however, that, if, after the Effective Time, such holder fails to perfect, withdraws, waives or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.05(a), without interest thereon and less any amounts entitled to be deducted or withheld pursuant to Section 2.10, upon surrender of such Certificate formerly representing such Shares. The Company shall provide Parent with prompt written notice of any demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, or if required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.08.      Company Stock Options; Company RSUs; Company PSUs; Company ESPP.

(a)            Company Vested In-The-Money Stock Options. Each Company In-The-Money Stock Option that is vested and outstanding as of immediately prior to the Effective Time (“Vested In-The-Money Option”) shall be canceled immediately prior to, and contingent upon, the Effective Time, and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of Shares that are subject to such Vested In-The-Money Option immediately prior to the Effective Time and (B) the excess of the Merger Consideration over the exercise price per Share subject to such Vested In-The-Money Option, which amount shall be payable to such holder at or as soon as reasonably practicable following the Effective Time.

(b)            Company Accelerated In-The-Money Stock Options. Each Company In-The-Money Stock Option held by a Qualified Holder that is unvested and outstanding immediately prior to the Effective Time shall become fully vested immediately prior to, and contingent upon, the Effective Time (“Accelerated In-The-Money Option”); provided, however, that in the case of Company In-The-Money Stock Options subject to performance-based vesting conditions (“Performance In-The-Money Options”), such Performance In-The-Money Options will vest assuming performance is achieved at target (it being understood that target is two-thirds (2/3) of the number of Shares subject to the award). All Accelerated In-The-Money Options shall be canceled as of immediately prior to, and contingent upon, the Effective Time, and each Qualified Holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of Shares that are subject to such Accelerated In-The-Money Options immediately prior to the Effective Time and (B) the excess of the Merger Consideration over the exercise price per Share subject to such Accelerated In-The-Money Options, which amounts shall be payable to such Qualified Holder at or as soon as reasonably practicable following the Effective Time. For the avoidance of doubt, the remaining 1/3 of each Performance In-The-Money Option shall be forfeited for no consideration and shall cease to be outstanding immediately prior to the Effective Time.

(c)            Company Rollover In-The-Money Stock Options. Each Company In-The-Money Stock Option held by a holder who is not a Qualified Holder (“Non-Qualified Holder”) that is unvested and outstanding immediately prior to the Effective Time (“Rollover In-The-Money Stock Option”) shall be converted at the Effective Time into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover In-The-Money Stock Option (but excluding any performance conditions), the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of Shares of Company Common Stock subject to such Rollover In-The-Money Stock Option immediately prior to the Effective Time (in the case of Rollover In-The-Money Stock Options subject to performance-based vesting conditions, assuming performance achieved at target (it being understood that target is two-thirds (2/3) of the number of Shares of Company Common Stock subject to the award)) by the Exchange Ratio, at an exercise price per Share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per Share of Company Common Stock applicable to such Rollover In-The-Money Stock Option divided by (B) the Exchange Ratio.

(d)            Company Underwater Stock Options. Each Company Underwater Stock Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall be canceled and terminated without any cash payment being made in respect thereof as of immediately prior to, and contingent upon, the Effective Time.

(e)            Company Cash-Out RSUs. Each Company Cash-Out RSU outstanding immediately prior to the Effective Time shall become fully vested and shall be canceled as of immediately prior to, and contingent upon, the Effective Time in exchange for the right to receive a lump-sum cash payment in an amount equal to the product of (x) the number of Shares deliverable under such Company Cash-Out RSU multiplied by (y) the Merger Consideration.

(f)             Company Rollover RSUs. Each Company Rollover RSU outstanding immediately prior to the Effective Time shall be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Company Rollover RSU, with respect to the number of shares of Parent Common Stock determined by multiplying the total number of Shares deliverable under such Company Rollover RSU as of immediately prior to the Effective Time by the Exchange Ratio (rounded to the nearest whole share).

(g)            Company PSUs. Each Company PSU outstanding immediately prior to the Effective Time shall be converted into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Company PSU (including the applicable vesting requirements but excluding the performance conditions), with respect to the number of shares of Parent Common Stock determined by multiplying the total number of Company PSUs as of immediately prior to the Effective Time (assuming performance achieved at target (it being understood that target is two-thirds (2/3) of the number of Shares of Company Common Stock subject to the award)) by (y) the Exchange Ratio (rounded to the nearest whole share), and shall vest as set forth in Section 2.08(g) of the Disclosure Letter. For the avoidance of doubt, the remaining 1/3 portion of each Company PSU award shall be forfeited for no consideration and shall cease to be outstanding immediately prior to the Effective Time.

(h)            Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take all reasonable actions, including adopting any necessary resolution, to (i) terminate the Company’s 2013 Employee Stock Purchase Plan, as amended (the “Company ESPP”), as of immediately prior to the Closing Date, (ii) ensure that no offering period under the Company ESPP shall commence on or after the date of this Agreement, (iii) if the Closing shall occur prior to the end of any offering period in existence under the Company ESPP on the date of this Agreement, cause a new exercise date to be set under the Company ESPP, which date shall be ten (10) Business Days prior to the initial Offer Expiration Time, for the automatic exercise of such options on such date, (iv) prohibit participants in the Company ESPP from altering their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the Company ESPP in accordance with the terms and conditions of the Company ESPP) and (v) provide that the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the Offer Expiration Time shall, to the extent not used to purchase Shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.08(h)), be refunded to such participant as promptly as practicable following the Effective Time (without interest).

(i)             At or prior to the consummation of the Offer, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.08. The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

(j)             As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the amounts provided for in Section 2.08(a), Section 2.08(b) and Section 2.08(e) that are payable with respect to the Vested In-The-Money Options, Accelerated In-The-Money Options and Company Cash-Out RSUs (collectively, the “Cash-Out Awards”) through, to the extent applicable, the Surviving Corporation’s payroll to the holders of such Cash-Out Awards. As of the Effective Time, each holder of a Cash-Out Award shall cease to have any rights with respect thereto, except the right to receive the payments provided for under this Section 2.08.

(k)            Any Shares that remain available for issuance pursuant to any Company Stock Plan as of the Effective Time (the “Residual Shares”) shall, in accordance with such Company Stock Plan, be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Exchange Ratio.

(l)             To the extent a payment pursuant in this Section 2.08 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

Section 2.09.      Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, consolidation, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or similar transaction, all references herein to a specified number of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Per Share Amount, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.10.      Withholding Rights. Notwithstanding any other provision of this Agreement, each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled (i) to deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable to any Person pursuant to this Agreement any amounts required to be deducted or withheld from such payment under any provision of any applicable Tax law and (ii) to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Person to whom a payment is required to be made pursuant to this Agreement. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall (i) be timely paid to the appropriate Taxing Authorities and (ii) to the extent so paid to the appropriate Taxing Authorities, be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.11.      No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.12.      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.13.      Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

Section 2.14.      Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article 2, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take, and shall take, all such action.

Article 3

THE SURVIVING CORPORATION

Section 3.01.      Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth on Exhibit A and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and the DGCL (but subject to Section 6.08).

Section 3.02.      Bylaws. The parties hereto shall take all necessary action such that the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except (i) that all references therein to Merger Sub shall be amended to become references to the Surviving Corporation and (ii) for any changes as shall be necessary to comply with Section 6.08) and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the DGCL (but subject to Section 6.08).

Section 3.03.      Directors and Officers. The parties hereto shall take all necessary actions such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2019 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature) (it being understood that this clause (a) will not apply to any of Section 4.01, Section 4.02, Section 4.03, Section 4.04, and Section 4.06(a)) or (b) as set forth in the Company Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section or subsection of the Company Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 4) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01.      Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing (A) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date. The Company has full power and authority required (i) to carry on its business as currently conducted and (ii) to own, lease and operate the assets and properties that it purports to own, lease and operate, except, in each case, where any failure thereof (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.

Section 4.02.      Organizational Documents. The Organizational Documents that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are true, correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement, and contain and reflect any and all amendments thereto, and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in violation of any provision of such Organizational Documents.

Section 4.03.      Corporate Authorization.

(a)            Authority; Enforceability. (i) The Company has all requisite corporate power and authority to enter into this Agreement and, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, to consummate the Transactions on the terms and subject to the conditions set forth herein and (ii) the execution, delivery and performance by the Company of this Agreement and, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company subject, in the case of the Merger, to the filing with the Delaware Secretary of the Certificate of Merger as required by the DGCL. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms without requiring any further corporate proceedings on the part of the Company, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general principles of equity (the “Bankruptcy and Equity Exceptions”).

(b)           Company Board Approval and Company Board Recommendation. The Company Board, at a meeting thereof duly called and held, duly and unanimously adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way) (i) determining that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Offer and the Merger, (iii) agreeing that the Merger will be effected under Section 251(h) of the DGCL, (iv) resolving to recommend the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, and (v) assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL, and any other Applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover laws or regulations that may purport to be applicable, will not apply to the Company with respect to or as a result of this Agreement or the Transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, and the Merger is effected under Section 251(h) of the DGCL, no vote of the holders of Shares or any other equity interests of the Company will be required to adopt this Agreement or to approve and consummate the Transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, the affirmative vote of the holders of a majority of the voting power of the Shares, voting together as a class, is the only vote of the holders of any class or series of the Company’s capital stock that, absent 251(h) of the DGCL, that would have been necessary under applicable Law and the Organizational Documents of the Company to adopt this Agreement and consummate the Merger.

Section 4.04.       Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, consent, waiver, approval, authorization or Permit from or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary and compliance with the other applicable requirements of the DGCL in connection therewith and the filing of appropriate corresponding documents with the appropriate authorities of any other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and the Schedule 14D-9 and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any rule or regulation of Nasdaq and (v) any other actions by or in respect of, consent, approval, authorization, or Permit from or filing with or notification to, any Governmental Authority, the absence of which (A) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.

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Section 4.05.       Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company or the Organizational Documents of any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.04 and the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in the termination or cancellation of, or give to others any right to receive any payment, right to purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration or guaranteeing of rights or entitlements (including any acceleration payments or rights of a holder of a security of the Company or any Company Subsidiaries to require the Company or any Company Subsidiary to acquire such security) or cancellation (in each case, with or without notice or lapse of time or both) under any Specified Contract or Lease Agreement to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of the Company or any of the Company Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as (A) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.

Section 4.06.       Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 150,000,000 Shares, of which, as of the close of business on May 1, 2020 (the “Capitalization Date”), 78,483,617 Shares were issued and outstanding and no Shares were held by the Company in its treasury and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”), of which, as of the close of business on the Capitalization Date, no shares were issued or were outstanding. The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary on May 28, 2013, as amended June 11, 2018. As of the close of business on the Capitalization Date, (i) 9,400,610 Shares were subject to issuance pursuant to Company Stock Options granted and outstanding under the Company stock plans set forth on Section 4.06(b)(i) of the Company Disclosure Letter (the “Company Stock Plans”) at a weighted average exercise price of $27.54 , of which 694,543 are subject to performance vesting (assuming performance achieved at target (it being understood that target is two thirds (2/3) of the number of Shares subject to the award)), (ii) 1,755,885 Shares were subject to issuance pursuant to Company RSUs, (iii) 865,500 Shares were subject to issuance pursuant to Company PSUs (assuming performance achieved at target (it being understood that target is two thirds (2/3) of the number of Shares subject to the award)) and (iv) three (3) Company Warrants to purchase an aggregate of 1,500 Shares with an exercise price of $13.10 per Share were issued and outstanding, each of which is set to expire on May 22, 2020. All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and, in the case of shares that have not yet been issued, will be fully paid, nonassessable and free of preemptive or similar rights. No Subsidiary of the Company owns any shares of capital stock of the Company. As of the close of business on the Capitalization Date, (i) 8,620,213 Shares were reserved for issuance pursuant to the Company Stock Plans and (ii) 1,192,370 Shares were reserved for issuance under the Company ESPP.

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(b)           The Company has Made Available to Parent, as of the Capitalization Date, a complete and correct list of (i) all outstanding Company Stock Options, including the number of shares of capital stock subject to such award, the name or employee identification number of the holder thereof, the grant date, vesting schedule and the exercise or purchase price per share, (ii) all outstanding Company RSUs, including the number of shares subject to each award of Company RSUs, the name or employee identification number of the holder, the grant date and vesting schedule and (iii) all outstanding Company PSUs, including the number of shares subject to each award of Company PSUs, the name or the employee identification number of the holder, the grant date and vesting schedule. The Company Stock Plans and the Company ESPP are the only plans or programs the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than Company Stock Options, Company RSUs and Company PSUs have been granted under the Company Stock Plans or otherwise, other than options granted under the Company ESPP. With respect to each grant of a Company Equity Award, (A) each such grant was made in accordance with the terms of the applicable Company Stock Plan and Applicable Law (including the rules of Nasdaq or any other applicable stock exchange and the terms of any applicable securities listing agreement), (B) each such grant was properly accounted for in accordance with GAAP in the Company SEC Documents (including financial statements) and all other Applicable Laws and (C) each Company Stock Option has an exercise price per Share equal to or greater than the fair market value of a Share the date of such grant and a grant date identical to the date the Company Board or the Compensation Committee of the Company Board approved as the grant date for such Company Stock Option, which approval was in no case after such grant date.

(c)            Except as set forth in this Section 4.06 and for changes since the Capitalization Date resulting from the exercise or settlement of Company Equity Awards outstanding on such date or granted after such date in compliance with the terms of this Agreement, there are, as of the date of this Agreement, no outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or the Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of the Company or any of the Company Subsidiaries, (iii) options, warrants, calls or other rights or arrangements to acquire from the Company or any of the Company Subsidiaries, or other obligations or commitments of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries (the items in clauses (i)–(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of the Company Subsidiaries or (vi) contractual obligations or commitments of any character (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock or Indebtedness of the Company or any of the Company Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any of the capital stock of the Company Subsidiaries. All Company Stock Options, Company RSUs and Company PSUs may, by their terms, be treated in accordance with Section 2.08. No Company Subsidiary owns any Company Securities.

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(d)           Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options, Company RSUs, Company PSUs, Company Warrants and Shares under the Company ESPP, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.07.       Subsidiaries.

(a)            Subsidiary Capital Stock. Neither the Company nor any of the Company Subsidiaries, (i) owns, directly or indirectly, or has the right to acquire pursuant to any Contract or upon the conversion or exchange of any security, any share capital of, or any partnership interests, joint venture or other equity ownership interest of any nature in, any other Person, other than the Company or the Company Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution or loan to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations or restrictions on transfer (other than pursuant to Applicable Law) or voting rights. Any dissolution by the Company of any Person which was formerly a Company Subsidiary and which the Company dissolved prior to the date of this Agreement was performed in compliance in all material respects with all Applicable Law, and there is no continuing liability or obligation of the Company in respect of any such Person or dissolution, whether contingent or otherwise.

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(b)           Organization; Qualification. Section 4.07(b) of the Company Disclosure Letter identifies each Company Subsidiary and indicates its jurisdiction of organization. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to carry on its business as currently conducted and to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted, except where any failure thereof (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date. Each such Company Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date. The Company has Made Available to Parent complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Company Subsidiary. No Company Subsidiary is in violation of its charter, bylaws or other similar organizational documents, except for such violations that (A) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions on a timely basis and in any event on or before the End Date.

Section 4.08.       SEC Filings and the Sarbanes-Oxley Act.

(a)           Since January 1, 2017, the Company has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by Applicable Law to be filed with or furnished by the Company to the SEC (the documents referred to in this Section 4.08(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”). No Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)           As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents.

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(c)           As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed on or prior to the date hereof did not, and, subject to the accuracy of the representations and warranties set forth in Section 5.07, each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)           As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by the Company from the SEC with respect to the Company SEC Documents and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(e)           Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(f)            With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC (including certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act), and (A) the statements contained in any such certifications were complete and correct and (B) such certifications complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, the Company has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act.

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Section 4.09.       Financial Statements; Internal Controls.

(a)           The Audited Financial Statements and the Unaudited Financial Statements (i) complied as to form with the published rules and regulations of the SEC applicable thereto, as of their respective filing dates with the SEC, in all material respects, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the dates thereof and their consolidated results of operations and cash flows of the Acquired Companies as of the dates or for the periods presented therein (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of notes).

(b)           The Company maintains, and since January 1, 2017 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective and disclosed to the Company’s independent public accounting firm and audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2019, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal control over financial reporting utilized by the Company that would reasonably be expected to be adverse to the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees of the Acquired Companies who have a significant role in the Company’s internal control over financial reporting.

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(c)           The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)           Since January 1, 2017, the Company has not received any material written complaint, allegation, assertion or claim, or, to the Company’s Knowledge, oral complaint, allegation, assertion or claim, in each case, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

Section 4.10.       Disclosure Documents. None of the information supplied, or to be supplied, by the Company specifically for inclusion or incorporation by reference in the Offer Documents or any information contained in any document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the Offer (other than any information supplied by Parent or Merger Sub), including the Schedule 14D-9, will, at the time such document is filed with the SEC, at any time it is amended or supplemented and at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. The Schedule 14D-9 and each document required to be filed by the Company with the SEC in connection with the Offer will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

Section 4.11.       Absence of Certain Changes. Since the Audited Balance Sheet Date and through the date of this Agreement, (a) the Acquired Companies have conducted their business in all material respects in the ordinary course of business consistent with past practice (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any action taken by any of the Acquired Companies that, if taken during the Pre-Closing Period without Parent’s consent, would constitute a breach of any of clauses (x)–(xvi), (xviii), (xix) or (xxii) of Section 6.01(b) and (c) there has not been a Company Material Adverse Effect.

Section 4.12.       No Undisclosed Liabilities. The Acquired Companies do not have any Liabilities, except for: (i) Liabilities disclosed, reflected or reserved against in the Financial Statements or the notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (ii) Liabilities incurred in connection with the Transactions; (iii) Liabilities for performance of obligations of the Acquired Companies under Contracts binding upon the applicable Acquired Company (other than resulting from any breach or acceleration thereof) Made Available to Parent; (iv) Liabilities incurred in the ordinary course of business since the Audited Balance Sheet Date; and (v) Liabilities that have not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.

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Section 4.13.       Litigation. As of the date of this Agreement, (a) there is no Proceeding pending against or, to the Company’s Knowledge, threatened against, the Company or any of the Company Subsidiaries or any of their respective properties or assets and (b) neither the Company nor any of the Company Subsidiaries is subject to any Order, and to the Company’s Knowledge, no such Order is threatened to be imposed, except which, in the case of either of clauses (a) or (b), as has not been, and would not reasonably be expected to be, materially adverse to the Acquired Companies, taken as a whole.

Section 4.14.       Compliance with Applicable Law and Permits.

(a)           The Company and each of the Company Subsidiaries are, and since January 1, 2017 have been, in compliance with all Applicable Law and Orders, except where any instances of non-compliance have not had, and would not reasonably be expected to have, a material adverse effect on the Acquired Companies, taken as a whole. Since January 1, 2017 through the date of this Agreement, neither the Company nor any of the Company Subsidiaries (nor any of their respective officers, employees, Representatives or agents, in each case, acting in the capacity of an employee or representative of the Company or its Subsidiary) has received any (nor, to the Company’s Knowledge, is aware of any threatened) (i) written notice or any other communication regarding any Proceeding, audit, inspection or investigation by any Governmental Authority relating to the Company or any of the Company Subsidiaries, or (ii) other written communication from any Governmental Authority alleging that the Company or any of the Company Subsidiaries are not in compliance with any Applicable Law or Order (including Health Care Laws), except, in the case of (i) or (ii), as has not had, and would not reasonably be expected to have, a material adverse effect on the Acquired Companies, taken as a whole.

(b)           Each of the Company and each Company Subsidiary has in effect all material Permits necessary for it to lawfully own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in any right of termination, amendment, cancellation, revocation, suspension or limitation of any Permit and there have occurred no defaults (with or without notice or lapse of time or both) under or, violations of, Permits, except, in each case, as had not had, and would not reasonably be expected to have, individually or in the aggregate, material adverse effect on the Acquired Companies, taken as a whole.

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Section 4.15.       Anticorruption Matters.

(a)           None of the Acquired Companies nor, to the Company’s Knowledge, any of their respective directors, officers, employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of any Acquired Company) has directly or indirectly, since January 1, 2017, (i) used or knowingly offered any funds (whether of an Acquired Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or knowingly offered to make any unlawful payment to any foreign or domestic government official or employee or any political party or party official or candidate for political office, (iii) made or knowingly offered to make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, (iv) violated any provision of any Anticorruption Laws or any rules or regulations promulgated thereunder or any anti-money laundering laws or any rules or regulations promulgated thereunder or any Applicable Law of similar or (v) has received any written communication that alleges any of the foregoing, except, in each case, as has not been, and would not reasonably be expected to be, materially adverse to the Acquired Companies, taken as a whole. The Company has instituted and maintains and operates an effective compliance program as well as internal controls, policies and procedures that are designed to prevent and detect violations of Anticorruption Laws, including through a system of internal financial and business controls, in each case in conformance with applicable standards to ensure compliance with Anticorruption Laws.

(b)           None of the Acquired Companies nor, to the Company’s Knowledge, any of their respective directors, officers, employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of any Acquired Company): (i) is currently nor has been since January 1, 2017 the subject of (A) any action alleging a violation, or possible violation, of any Anticorruption Laws, or (B) the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of any Anticorruption Law; or (ii) has, since January 1, 2017, improperly or inaccurately recorded in any books and records (A) any payments, cash, contributions, gifts, hospitalities or entertainment to any foreign or domestic government official or employee or any political party or party official or candidate for political office or (B) other expenses related to political activity or lobbying, except, in each case, as has not been, and would not reasonably be expected to be, materially adverse to the Acquired Companies, taken as a whole.

Section 4.16.       Specified Contracts.

(a)           As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed (other than this Agreement).

(b)           Section 4.16(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i)                 each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries, in each case, in excess of $250,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of the Company Subsidiaries;

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(ii)          each Contract, other than any Contract of which the primary purpose is the provision of services, to which the Company or any of the Company Subsidiaries is a party entered into since January 1, 2017 or with respect to which the Company or any of the Company Subsidiaries has any continuing material obligations, in each case, relating to the acquisition or disposition by the Company or any of the Company Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $500,000, except for acquisitions and dispositions of properties and assets in the ordinary course of business consistent with past practice;

(iii)         each Contract in effect as of the date of this Agreement of the Company or any of the Company Subsidiaries that (A) grants a right of exclusivity, right of first offer, right of first refusal or similar right with respect to the Product in any business or geographic region; or (B) restricts in any way the ability of the Company or any of its Affiliates (including post-Closing) to compete with any business or in any geographical area or to solicit customers; in each case under clauses (A) or (B) (and the defined terms therein) that limits in any material respect the operation of the Acquired Companies, taken as a whole, as currently conducted;

(iv)         each Contract in effect as of the date of this Agreement to which the Company or any of the Company Subsidiaries is a party pursuant to which the Company or a Company Subsidiary grants or receives a material license or covenant not to sue, option, right of first refusal or other material right to any Intellectual Property, except for (A) non-exclusive licenses to off-the-shelf commercially available Software for less than $250,000 on an annual basis and (B) any research agreements, services agreements, vendor agreements and consulting agreements, in each case that do not grant any Person any material Intellectual Property rights;

(v)          any Contract in effect as of the date of this Agreement that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of any of the Products, which, if terminated or not renewed, would reasonably be expected to be material to the Acquired Companies, taken as a whole;

(vi)         each Contract in effect as of the date of this Agreement that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any securities, assets or other interest of any Acquired Company (other than Intellectual Property or Products);

(vii)        each Contract in effect as of the date of this Agreement of the Company or any of the Company Subsidiaries that establishes a material partnership, joint venture or strategic alliance or similar arrangement with a Third Party (including any other agreements relating thereto with between the Company or any of the Company Subsidiaries on the one hand, and such Third Party on the other hand);

(viii)       each Contract with any Governmental Authority; and

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(ix)          each Contract with any of the contract manufacturing organizations set forth on Section 4.16(b)(ix) of the Company Disclosure Letter or any of their respective Affiliates.

Each Contract of the type described in this Section 4.16(b) and each Filed Company Contract is referred to herein as a “Specified Contract.” As of the date of this Agreement, the Company has Made Available to Parent true and complete copies of each Specified Contract, together with all modifications and amendments thereto. There are no oral Specified Contracts.

(c)            Each Specified Contract is in full force and effect and is a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms and is not subject to any claims, charges, set-offs or defenses, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions, except where the failure of such Contract to be valid, binding, enforceable or in full force and effect, has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole. None of the Company nor any of the Company Subsidiaries party to any Specified Contract is in breach of or default under or, as of the date of this Agreement, has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, and as of the date hereof and to the Company’s Knowledge, no other party to any Specified Contract is in breach of or default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Specified Contract, except in each case as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole. To the Company’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by the Company, (ii) result in a right of termination, modification or renegotiation for the counterparty or (iii) cause or permit the acceleration of or other changes to any right of the counterparty or obligation of the Company under any Specified Contract, except, in the case of clauses (i), (ii) and (iii), as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.

Section 4.17.       Taxes. Except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole:

(a)            (i) the Company and each of the Company Subsidiaries have filed all Tax Returns required by Applicable Law to be filed by the Company or any of the Company Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law; (ii) all such Tax Returns are accurate and complete in all respects; and (iii) the Company and each of the Company Subsidiaries have paid or withheld (or have had paid or withheld on their behalf) all Taxes required to be paid or withheld (whether or not shown on any Tax Return). The most recent Financial Statements reflect an adequate reserve in accordance with GAAP for potential amounts of all Taxes payable by the Company and the Company Subsidiaries for taxable periods and portions thereof accrued through the date of such Financial Statements and since the date of such Financial Statements, neither the Company nor any Company Subsidiary has incurred any Tax liabilities other than in the ordinary course of business or in connection with the Transactions;

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(b)            neither the Company nor any of the Company Subsidiaries (i) has requested, granted or agreed in writing to any extension or waiver of the statute of limitations period applicable to the assessment or collection of any Tax of the Company or any of the Company Subsidiaries (whether or not filed), which period (after giving effect to such extension or waiver) has not yet expired or (ii) has executed or filed any power of attorney with respect to Taxes which will be in effect after the Closing;

(c)           as of the date of this Agreement, (i) no deficiencies for Taxes with respect to the Company or any of the Company Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority; (ii) there is no Proceeding pending against or threatened in writing against or with respect to the Company or any of the Company Subsidiaries in respect of any Tax; and (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation or required to file Tax Returns in that jurisdiction;

(d)           there are no Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than Permitted Liens;

(e)            neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign law);

(f)            (i) neither the Company nor any of the Company Subsidiaries is or has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return, other than, in each case, a group of which the Company or any Company Subsidiary is or was the common parent and (ii) neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor, or by Contract;

(g)            neither the Company nor any of the Company Subsidiaries (i) has applied for, been granted, or agreed in writing to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax law) or (ii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) an installment sale or open transaction disposition made on or prior to the Closing Date, (B) a gain recognition agreement or closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (C) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date, (D) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Applicable Law) attributable to a transaction occurring on or prior to the Closing Date or (E) a prepaid amount or advance payment received, or deferred revenue accrued on or prior to the Closing Date;

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(h)           there are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) with respect to or involving the Company or any of the Company Subsidiaries, other than, in each case, any agreement or arrangement exclusively between or among the Company and the Company Subsidiaries;

(i)             none of the Company or any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. law) that occurred during the two (2)-year period ending on the date hereof;

(j)             the Company is not, and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(k)            neither the Company nor any of the Company Subsidiaries has applied in writing for a ruling or determination from a Taxing Authority regarding a past or prospective transaction;

(l)             the Company and each of the Company Subsidiaries has complied with all Applicable Law relating to the collection, payment and withholding of taxes and has, within the time and the manner prescribed by Applicable Law, collected, withheld from and paid over to the proper Taxing Authorities all amounts required to be so collected, withheld and paid under Applicable Law;

(m)          all related party transactions involving the Company or any Company Subsidiaries have been conducted at arm’s length in compliance in all material respects with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any corresponding or similar provisions of Applicable Law;

(n)           neither the Company nor any of the Company Subsidiaries has or will have after the Closing any ongoing liability for any Taxes pursuant to Section 965 of the Code;

(o)           neither the Company nor any of the Company Subsidiaries participated in an international boycott, as defined in Section 999 of the Code;

(p)           neither the Company nor any of the Company Subsidiaries own any interest in any non U.S. corporation that is treated as a “passive foreign investment company” within the meaning of section 1297(a) of the Code and is not also treated as a “controlled foreign corporation” within the meaning of Section 957(a);

(q)           neither the Company nor any of the Company Subsidiaries owns any interest in any entity or is a party to any contractual arrangement, joint venture or other arrangement that would reasonably be expected to be characterized as a partnership for income Tax purposes;

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(r)            the Company and each of the Company Subsidiaries have timely collected all sales, use, goods and services, harmonized sales, value added, and similar Taxes required to be collected and has timely remitted such amounts to the appropriate Taxing Authority, or has been furnished properly completed exemption certificates; or

(s)            the Company and each of the Company Subsidiaries are not subject to Tax in any country other than their respective country of incorporation or formation by virtue of having a permanent establishment or other fixed place of business in such other country.

Section 4.18.       Employee Benefit Plans.

(a)            Section 4.18(a) of the Company Disclosure Letter contains, as of the date of this Agreement, a correct and complete list identifying each Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, change of control, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other plan, program, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, savings, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, welfare benefits including in the form of insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits (including termination indemnities and seniority payments), or any other similar fringe, welfare or other employee benefit contract, plan, agreement, arrangement or policy that is maintained, administered or contributed to by the Company or any Company Subsidiary for the benefit of or relating to any current or former employee, consultant, independent contractor, officer or director of the Company or any Company Subsidiary (collectively, “Company Employees”), or with respect to which the Company or any Company Subsidiary has any Liability, other than any plan, policy, program or arrangement mandated by Applicable Law.

(b)           With respect to each Company Employee Plan in effect as of the date of this Agreement, the Company has Made Available to Parent complete and accurate copies, to the extent applicable to such Company Employee Plan, of: (A) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (B) the most recent determination letter (or, if applicable, advisory or opinion letter), if any, from the IRS; (C) all material correspondence to or from any Governmental Authority received in the last year with respect to any Company Employee Plan and (D) the plan documents and summary plan descriptions and any material modifications thereto, and all related trust documents, insurance contracts or other funding vehicles, or a written description of the material terms (if not in writing).

(c)           Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains or contributes to (or is obligated to contribute to) or in the last six (6) years has sponsored, maintained or contributed to (or has been obligated to contribute to) any (i) plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA, (iii) multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA or (iv) multiple employer plan (as defined in Section 4063 or 4064 of ERISA).

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(d)           Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter to the effect that such Company Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending or has time remaining in which to file an application for such determination from the IRS, no such determination letter has been revoked and revocation has not been, to the Company’s Knowledge, threatened, and to the Company’s Knowledge there exists no reason why any such determination or opinion letter would reasonably be expected to be revoked or not be issued or that would otherwise materially adversely affect the qualified status of any such Company Employee Plan. Each Company Employee Plan has been maintained, operated and administered in compliance with its terms and with the requirements prescribed by Applicable Law, except where such noncompliance has not had, and would not reasonably be expected to have, a material adverse effect on the Acquired Companies, taken as a whole.

(e)           To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries or any of their respective directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of the Company Subsidiaries or any Company Employee Plan or for which the Company or any of the Company Subsidiaries has any future indemnification obligation, except, in each case, as has not had, and would not reasonably be expected to have, a material adverse effect on the Acquired Companies, taken as a whole.

(f)            Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event), other than on account of such Company Employee’s holding Shares or any Company Equity Awards or participating in the Company ESPP, (i) cause any payment, severance or benefit to become due or payable, or required to be provided, to any Company Employee, (ii) increase the amount or value of any benefit, compensation, severance or other material obligation otherwise payable or required to be provided to any such Company Employee, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g)           Except for any liability that would be material to the Acquired Companies, taken as a whole, neither the Company nor any of the Company Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or the Company Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision and at the sole expense of such individual.

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(h)           Each Company Employee Plan is in compliance in all material respects with Section 409A of the Code. No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of the Company Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(i)            There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Company’s Knowledge, threatened against or involving, any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan with respect to the administration or operation of such plans, before any arbitrator or any Governmental Authority, except as has not had, and would not reasonably be expected to have, a material adverse effect on the Acquired Companies, taken as a whole.

(j)            To the extent applicable, (A) each Company Employee Plan maintained primarily for the benefit of Company Employees outside of the United States (including any plan, policy, program or arrangement mandated by Applicable Law) has been maintained, operated and administered in compliance with its terms and with the requirements prescribed by Applicable Law, and (B) all such plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions; except, in each case, as has not had, and would not reasonably be excepted to be, material to the Acquired Companies, taken as a whole.

Section 4.19.       Labor and Employment Matters.

(a)            Except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, the Company and each Company Subsidiary is in compliance with all Applicable Law respecting hiring, employment and employment practices, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, wages and hours, independent contractor classification, payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to Company Employees. As of the date of this Agreement, except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, (i) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices or actions of the Company or any Company Subsidiary or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary and (ii) since January 1, 2017, to the Company’s Knowledge, no complaints or charges relating to employment practices or actions of the Company or any Company Subsidiary have been made to any Governmental Authority or submitted to the Company or any Company Subsidiary. Except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, since January 1, 2017, neither the Company nor any of the Company Subsidiaries has had, and as of the date of this Agreement does not have, any material liability with respect to misclassification of any employee as an independent contractor or contingent worker rather than as an “employee,” or with respect to any Company Employee leased from another employer. Since January 1, 2017, there has not been a “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act or any similar foreign, state, provincial or local Applicable Laws (“WARN”)). The Company and each of the Company Subsidiaries maintains a valid Form I-9 for each of its U.S. employees. Since January 1, 2017, no employee of the Company or any Company Subsidiary with a title of Director or above has been the subject of any sexual harassment, sexual misconduct, sexual assault or other similar allegations during his or her tenure at the Company or such Company Subsidiary, and neither the Company nor Company Subsidiary nor any employee of the Company or Company Subsidiary with a title of Director or above has entered into any settlement agreement or confidentiality agreement relating to allegations of sexual harassment, sexual misconduct, sexual assault or other similar allegations.

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(b)           Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body. Neither the execution nor delivery of this Agreement nor the consummation of the Transactions entitle any union, works council or like organization to any information, consent, consultation, renegotiation or other similar rights or entitle any such Person to any payments under an applicable labor agreement or Applicable Law. Except as has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, since January 1, 2017, the Company and the Company Subsidiaries have complied in all respects with all information, consent, consultation, renegotiation and other similar requirements in respect of any applicable labor agreement or Applicable Law with which the Company or the Company Subsidiaries are required to comply in connection with execution or delivery of this Agreement or the consummation of the Transactions. To the Company’s Knowledge, since the date that is three (3) years prior to the date hereof, no Company Employee has claimed or asserted that the Company or any Company Subsidiary has failed to comply in all material respects with any information, consent, consultation, renegotiation or other requirement or obligation in respect of any applicable labor agreement or Applicable Law.

(c)           As of the date hereof, (i) to the Company’s Knowledge, there is no organizing activity, Proceeding, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union or works council directed at the Company or any of the Company Subsidiaries and (ii) neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body. There is no pending or, to the Company’s Knowledge, threatened, labor strike, lockout, slowdown or work stoppage involving the Company or any Company Subsidiary or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages since January 1, 2017, to the date hereof.

Section 4.20.       Insurance Policies. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all insurance policies of the Acquired Companies relating to the business, assets and operations of the Acquired Companies are in full force and effect, are sufficient to comply with Applicable Law and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Acquired Companies operate, no written or, to the Company’s Knowledge, oral notice of cancellation or modification has been received by the Company or any of the Company Subsidiaries (other than non-renewal notifications received in the ordinary course of business), and there is no existing default or event which, and the Acquired Companies have not taken or failed to take any action that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

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Section 4.21.       Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)           the operations and business of the Company and the Company Subsidiaries are, and since January 1, 2017, have been, in compliance in all material respects with all Environmental Law, which compliance has included obtaining, maintaining and complying with any Permits required under all Environmental Laws necessary to operate its business (“Environmental Permits”), and neither the Company nor any Company Subsidiary has received any written notice of nonrenewal, suspension or termination of any Environmental Permits;

(b)           neither the Company nor any of the Company Subsidiaries is or has in the past three (3) years been subject to any pending or, to the Company’s Knowledge, threatened claim, Proceeding or Order, in each case relating to or arising under Environmental Law or Environmental Permits or relating to Hazardous Substances;

(c)           to the Company’s Knowledge, there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in material liability or a material requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law;

(d)           neither the Company nor any Company Subsidiary has received any written notice, report or other information of or entered into any legally binding agreement, Order, settlement, judgment, injunction, indemnity or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or respective Company Subsidiaries relating to or arising under Environmental Laws or Environmental Permits or relating to Hazardous Substances; and

(e)            the Company has provided all Phase I and Phase II reports, and any other material environmental reports, audits, assessments or evaluations relating to the compliance of the Company and the Company Subsidiaries with Environmental Law or the environmental condition of the Leased Property.

Section 4.22.       Intellectual Property and Information Technology.

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(a)            Section 4.22(a) of the Company Disclosure Letter sets forth a true and complete (in all material respects) list, as of the date of this Agreement, of all material registrations, issuances and published applications included in the Company Owned IP or Exclusively Licensed IP, indicating for each such item the record owner, registration or application number, registration or application date and the applicable filing jurisdiction (or in the case of an Internet domain name, the applicable domain name registrar). Except as has not had, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, (i) except as specified in Section 4.22(a) of the Company Disclosure Letter as jointly owned with another Person, an Acquired Company is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens) of all Company Owned IP, and is licensed or otherwise has the right to use all other material Intellectual Property used in the conduct of the respective businesses of the Acquired Companies as currently conducted and, to the Company’s Knowledge, as proposed to be conducted on the date of this Agreement (including any proposed changes to a supplier of the Product or any intermediary compounds thereof); and (ii) such ownership, licenses or rights of the Acquired Companies to use the Company Intellectual Property will not be negatively affected by the execution, delivery and performance of this Agreement or the consummation of the Transactions. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, as of the date of this Agreement, all of the material registrations and issuances, except for pending registrations, owned by the Acquired Companies, including those set forth in in Section 4.22(a) of the Company Disclosure Letter, are subsisting, and, to the Company’s Knowledge, are (A) in full force and effect and (B) in the case of Patents and Trademarks, are valid and enforceable.

(b)           Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, with respect to any of the Key Products (other than Bevyxxa), (i) each Acquired Company is diligently prosecuting all Patent applications it has filed and is responsible for the prosecution thereof, (ii) the Acquired Companies are diligently preparing to file Patent applications for all inventions included in the Company Owned IP or, to the extent an Acquired Company controls the prosecution thereof, the Exclusively Licensed IP in a manner and within a sufficient time period to avoid statutory disqualification of any Patent application, (iii) all issuance, renewal, maintenance and other payments and all documents or other materials required to be paid or filed with the applicable Intellectual Property office or register with respect to any Patents or Patent applications included in the Company Owned IP or, to the extent an Acquired Company controls the prosecution thereof, Exclusively Licensed IP have been timely paid in full or filed in a timely manner, as applicable, (iv) to the Company’s Knowledge, each Acquired Company has complied with all Applicable Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Patents included in the Company Owned IP or, to the extent an Acquired Company controls the prosecution thereof, Exclusively Licensed IP and (v) to the Company’s Knowledge, each of the Patents and Patent applications included in the Company Owned IP or, to the extent an Acquired Company controls the prosecution thereof, Exclusively Licensed IP properly identifies each inventor of the claims thereof as determined in accordance with the Applicable Law of the jurisdiction in which such Patent or Patent application is issued or is pending.

(c)           Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, since January 1, 2017, no claims or other suits, actions or other Proceedings are pending or, to the Company’s Knowledge, threatened in writing, against any Acquired Company alleging that an Acquired Company has infringed, misappropriated or otherwise violated any Intellectual Property rights of any other Person, or that contest the validity, scope, ownership or enforceability of any of the material Company Owned IP or Exclusively Licensed IP, including any interference, reissue, reexamination, post-grant review, inter partes review or opposition proceeding.

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(d)               Except as would not reasonably be expected to be materially adverse to the Acquired Companies, taken as a whole, since January 1, 2018, the Acquired Companies’ use of the Company Intellectual Property, the operation of the Acquired Companies’ respective businesses and (including to the extent conducted in their respective businesses, their making, use, labeling, import, sale or offer for sale of the Product (or any intermediary compounds thereof)), have not, to the Company’s Knowledge, infringed, misappropriated or otherwise violated any Intellectual Property of any other Person.

(e)               To the Company’s Knowledge, since January 1, 2017, no Person has infringed, misappropriated or otherwise violated any Company Owned IP or the Exclusively Licensed IP, except in each case, where such infringement, misappropriation or other violation has not been, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole. The Company Owned IP and, to the Company’s Knowledge, Exclusively Licensed IP, are not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to be materially adverse to the Acquired Companies, taken as a whole.

(f)                Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, the Acquired Companies have not granted any other Person, any right to enforce, sue on, or collect damages for the infringement, misappropriation or other violation of any Company Owned IP or Exclusively Licensed IP, in each case pertaining to the Key Products and still in effect as of the date of this Agreement. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, the Acquired Companies have not granted any other Person any right to control or participate in the prosecution of any Patents within the Company Owned IP or Exclusively Licensed IP.

(g)               Except as would not reasonably be expected to be materially adverse to the Acquired Companies, taken as a whole, the Acquired Companies have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of their Trade Secrets. To the Company’s Knowledge, such Trade Secrets have not been disclosed to any Person except pursuant to written non-disclosure agreements or professional confidentiality obligations, except for any disclosures that, individually or in the aggregate with other such disclosures, would not reasonably be expected to be, material to the Acquired Companies, taken as a whole.

(h)               Except as would not reasonably be expected to have a material adverse effect on the Acquired Companies, taken as a whole, (i) the Acquired Companies have complied with any and all obligations to the extent applicable pursuant to the Bayh-Dole Act, 35 U.S.C. §200–212, or other similar obligations under the Applicable Laws of any jurisdiction, including with respect to any Patents that are part of the Company Owned IP pertaining to the Key Products, and (ii) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has, since January 1, 2017, been used to create or develop any Company Owned IP, or, to the Company’s Knowledge, any Exclusively Licensed IP, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or institution obtaining any rights to use or exploit such Company Owned IP or such Exclusively Licensed IP.

(i)                 Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Acquired Companies have obtained from all parties (including current or former employees, officers, consultants and contractors) who have created or developed material Intellectual Property for or on behalf of an Acquired Company written and valid assignments (or, in the case of consultants and contractors, assignment or license) of such parties’ rights in such Intellectual Property to the Acquired Company.

(j)                 Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, the IT Assets (i) operate and perform as required by the Acquired Companies in connection with the conduct of their respective businesses, (ii) to the Company’s Knowledge, since January 1, 2017, have not malfunctioned or failed (except for malfunctions or failures that have been fully remedied) and (iii) to the Company’s Knowledge, are free from bugs and other defects and do not contain any “virus”, “worm”, “spyware”, “ransomware” or other malicious Software.

Section 4.23.      Privacy and Data Security.

(a)               Since January 1, 2017, except as has not been, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, the collection, acquisition, use, storage, transfer (including any cross-border transfers), distribution, dissemination or other processing by the Acquired Companies of Personal Data are and have been in compliance in all respects with: (i) all Applicable Law governing the privacy, data protection, processing, transfer or security of Personal Data, including, without limitation, the following and their implementing regulations: (A) HIPAA, (B) the California Consumer Privacy Act, (C) U.S. state data security laws and regulations such as the New York SHIELD Act and the Massachusetts Standards for the protection of personal information of residents of the Commonwealth, 201 CMR 17; (D) applicable requirements of comparable state and foreign Applicable Laws such as the EU Data Protection Directive 95/46/EC of 24 October 1995, the EU General Data Protection Regulation 2016/679/EU of April 27, 2016 and all corresponding member state legislation, the EU ePrivacy Directive 2002/58/EC of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector as amended by Directive 2006/24/EC and Directive 2009/136/EC (as may be replaced by the proposed Regulation on Privacy and Electronic Communications) and the related implementing legislation of the EU Member States, (E) The United Kingdom’s Privacy Act of 2018, (F) Section 5 of the Federal Trade Commission Act as it applies to the receipt, access, use, disclosure, and security of consumer Personal Data, (G) the Swiss Federal Act on Data Protection of June 19, 1992 (DPA) and its ordinances, (H) the Japanese Act on the Protection of Personal Information, and (I) CAN-SPAM, the Telephone Consumer Protection Act, Canada’s anti-spam legislation (“CASL”) and other similar Applicable Laws; and (ii) the applicable Acquired Company’s contractual obligations to third parties relating to privacy, data protection, processing, transfer or security of Personal Data as well as its publicly posted privacy policies regarding Personal Data (collectively, such Applicable Law, obligations and privacy policies, the “Privacy Requirements”).

(b)               Except as has not been, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, the Acquired Companies implement and maintain written policies and procedures with respect to the physical and electronic security and privacy of Personal Data that are designed to achieve compliance with the Privacy Requirements, and the Acquired Companies are in compliance with such policies and procedures. The Acquired Companies implement and maintain written policies and procedures with respect to organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of Information and the IT Assets. To the Company’s Knowledge, since January 1, 2017, there have been no material breaches, material violations, or regulatory complaints or inquiries of any such security measures, or any unauthorized access of any Personal Data by any Third Party.

(c)               The Acquired Companies have been in compliance with all Applicable Laws governing notification and remediation of Security Breaches in all material respects. To the Company’s Knowledge, since January 1, 2017, none of the Acquired Companies nor, to the Company’s Knowledge, any Third Party processing Information on behalf of the Acquired Companies has experienced a Security Breach involving Information held by, or on behalf of, the Acquired Companies or the Acquired Companies’ IT Assets that is, or would reasonably be expected to be, material to the Acquired Companies, taken as a whole. Neither the Acquired Companies has notified in writing, nor been required by Applicable Law or Governmental Authorities to notify in writing, any Person of any Security Breach. No written claim, investigations (including investigations by a Governmental Authority), or other Proceeding is pending against any Acquired Company, nor to the Company’s Knowledge, threatened, relating to any such obligation, policy, Applicable Law in relation to Personal Data, the Privacy Requirements, or any breach or alleged breach thereof.

(d)               Except as has not been, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, the Acquired Companies have obtained or will obtain any and all necessary rights, permissions, and consents to permit the transfer of Personal Data in connection with the transactions, and such transfer will not violate in any material respect any applicable Privacy Requirements.

Section 4.24.      Real Property.

(a)               Neither the Company nor any of the Company Subsidiaries owns any real property.

(b)               Section 4.24(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries and the address thereof (each, a “Leased Property”) and, with respect to each material Leased Property, each lease, sublease, license, sublicense or other occupancy agreement, in each case, including all amendments, renewals, and guarantees thereto, demising any such Leased Property to the Company or any Company Subsidiary (each, a “Lease Agreement”). The Leased Property constitutes all of the real property used by the Company. Each Lease Agreement is in full force and effect, and except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Acquired Companies (i) hold a valid and existing leasehold interest in each Leased Property and (ii) hold good and valid title to all material tangible properties and assets, in each case, free and clear of all Liens other than Permitted Liens.

(c)               With respect to each Leased Property, neither the Company nor any of the Company Subsidiaries has subleased, licensed, sublicensed or otherwise granted anyone a right to use or occupy such Leased Property or any portion thereof, or otherwise assigned, pledged, hypothecated, mortgaged or otherwise transferred any lease, sublease, license, sublicense or other interest therein, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)               Neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in material breach of, or is in violation or default under any Lease Agreement and no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by the Company or any of the Company Subsidiaries or, to the Company’s Knowledge, any other party thereto.

Section 4.25.      Health Regulatory Matters.

(a)               Except as has not been, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, since January 1, 2017, (i) the Acquired Companies have timely filed with the applicable Company Regulatory Authority (including the FDA and the European Medicines Agency) for all Company Regulatory Permits and (ii) the Acquired Companies and, to the Company’s Knowledge, all Third Parties, as applicable, have timely made all required material filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, supplements, notices and other documents with respect to the Product and the Company Regulatory Permits, including adverse event reports, or otherwise required by Health Care Laws (as defined below) with the applicable Governmental Authorities (collectively, the “Health Care Submissions”).

(b)               Except as has not been, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, all such Company Regulatory Permits and Health Care Submissions were complete, accurate and in compliance with Applicable Law when filed and, to Company’s Knowledge, such Company Regulatory Permits and Health Care Submissions remain complete and accurate in all respects and in compliance with Applicable Law. The Acquired Companies are in material compliance with all Company Regulatory Permits, and to the Company’s Knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any Company Regulatory Permit. Except as has not been, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, consummation of the Merger and the Transaction, in and of themselves, will not cause the revocation or cancellation of any Company Regulatory Permit pursuant to the terms of any such Company Regulatory Permit.

(c)               Except as has not been, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, since January 1, 2017, no deficiencies or violations have been asserted by any Governmental Authority with respect to any Company Regulatory Permits or Health Care Submissions.

(d)               Except as has not been, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, all pre-clinical and clinical studies or tests in respect of a Product (i) conducted or sponsored by (A) the Acquired Companies or (B) any research, development, collaboration or similar commercialization partner of any of the Acquired Companies while acting in such capacity (each, a “Collaboration Partner”) and (ii) used, or intended to be used, to support any filing or application for a Company Regulatory Permit, have been, conducted in material compliance with Applicable Law (including applicable Health Care Laws) and applicable rules, regulations and guidance (including applicable requirements of good laboratory practices or good clinical practices required by any Company Regulatory Authority) and Privacy Requirements and the Company and each of its Subsidiaries has not, to the Company’s Knowledge, employed or otherwise used in any capacity the services of any person or entity debarred under 21 U.S.C. § 335a (or foreign equivalent) or excluded or debarred under any Applicable Law by any Governmental Authority in performing any research, development (including non-clinical studies and clinical studies) and manufacturing activities nor, to the Company’s Knowledge, has any such person or entity engaged in any conduct that would reasonably be expected to result in such a debarment or exclusion.

(e)               Since January 1, 2017 through the date hereof, neither the Company nor any Company Subsidiary or, to the Company’s Knowledge, any Collaboration Partner has received any written notices or other correspondence from a Company Regulatory Authority or institutional review board or ethics committee with respect to any ongoing clinical or pre-clinical studies or tests (i) threatening the initiation of any action to place a clinical hold order on any such studies or tests or (ii) otherwise requiring the termination, suspension or material modification of any such studies or tests, and no such clinical or pre-clinical studies or tests have been terminated or suspended prior to completion for safety or other non-business reasons.

(f)                Except as has not been, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, all Products that are subject to the jurisdiction of a Company Regulatory Authority are being manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, detailed, distributed and, except as has not had, or would reasonably be expected to have, a Company Material Adverse Effect, advertised and promoted, by or on behalf of the Company and each Company Subsidiary in compliance with all applicable requirements under any Company Regulatory Permit and laws and regulations administered by such Company Regulatory Authority, including those relating to investigational use, premarket approval and applications to legally market Product.

(g)               Since January 1, 2017 through the date of this Agreement, neither the Company nor any Company Subsidiary, nor, to Company’s Knowledge, any contract manufacturer for any Product, has been subject to a Company Regulatory Authority shutdown or import or export prohibition, nor received any FDA Form 483 or other Company Regulatory Authority written notice of material inspectional observations, “warning letters,” “untitled letters” or written requests to make material changes, in each case as it applies to Product or any of the Company’s or any Company Subsidiary’s manufacturing or distribution processes or procedures.

(h)               Since January 1, 2017 through the date of this Agreement, and other than the Dear Investigator Letter issued in January 2019, there have been no recalls, field notifications, field corrections, market withdrawals or replacements, “dear doctor” letters, or safety alerts relating to an alleged lack of safety, efficacy, or regulatory compliance with respect to any Product. To the Company’s Knowledge, there are no facts that would be reasonably likely to result in any such action and there are no facts that would be reasonably likely to result in a material change in labeling or a termination or suspension of marketing or testing of any Products.

(i)                 Except as has not been, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no authorized Person acting on their behalf or Collaboration Partner has (i) made any untrue or fraudulent statement to a Company Regulatory Authority, or (ii) failed to disclose a material fact required to be disclosed to said Company Regulatory Authority, or committed any act, made a statement, or failed to make a statement that, at the time such disclosure was made, would provide a basis for the Company Regulatory Authority to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(j)                 To the Company’s Knowledge, no Acquired Company or authorized Person acting on their behalf is the subject of any pending or threatened investigation by a Company Regulatory Authority.

(k)               Neither the Company, nor any Company Subsidiary, nor, to the Company’s Knowledge, any of their respective officers or employees (in each case, acting in his or her capacity as an officer or employee of any Acquired Company), nor, to the actual knowledge of any one or more of the individuals listed on Section 1.01(b) of the Company Disclosure Letter, any Collaboration Partner with respect to a Product has:

(i)                 been suspended, debarred or convicted of any crime or offense, or engaged in any conduct that would reasonably be expected to result in any such suspension, disbarment or conviction under or related to any federal or state healthcare program, 21 U.S.C. Section 335a or any similar Applicable Law or U.S.C. Section 1320a-7 or any similar Applicable Law;

(ii)              been excluded, suspended or otherwise declared ineligible for, federal or state healthcare program participation, including without limitation Persons identified on the General Services Administration’s List of Parties Excluded from federal programs or the HHS/OIG List of Excluded Individuals/Entities;

(iii)            been entered on, or engaged in any conduct that would reasonably be expected to result in entry on, any of the FDA Clinical Investigator enforcement lists, including without limitation, (A) the Disqualified/Totally Restricted List, (B) the Restricted List or (C) the Adequate Assurances List;

(iv)             engaged in any conduct in violation of applicable Health Care Laws relating to the integrity of data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of the Product (except for any such matter that would not reasonably be expected to be material to the Acquired Companies, taken as a whole); or

(v)               engaged in any activity that is a violation of, or is cause for civil penalties, suspension, disbarment, or mandatory or permissive exclusion under Health Care Laws (except for any such matter that would not reasonably be expected to be material to the Acquired Companies, taken as a whole). The Company regularly screens officers, employees, Representatives and agents consistent with industry practices for such convictions, exclusions, suspensions, debarments or restrictions.

(l)                 Except as has not been, or would not reasonably be expected to be, material to the Acquired Companies, taken as a whole, each Acquired Company is, and, in each case since January 1, 2017 has been, in compliance with all healthcare Applicable Laws applicable to the operation of its business as it was conducted at the time, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7), any other Applicable Law that is cause for exclusion from any federal health care program, and the regulations promulgated pursuant to such statutes; (ii) HIPAA; (iii) the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (iv) the Public Health Service Act (42 U.S.C. § 201 et seq.); (v) the so-called federal “sunshine” law or Open Payments (42 U.S.C. § 1320a-7h) and state Applicable Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry; (vi) Applicable Laws related to interactions with health care professionals, customers and referral sources in a position to prescribe, recommend, purchase or use health care products or services and any law requiring tracking or reporting to any Governmental Authority of any such interactions, including laws requiring certifications of compliance with the PhRMA Code and other compliance program certifications; (vii) Applicable Laws related to false statements to any Governmental Authority or false claims for payment for a health care product or service by a commercial payor, Governmental Authority or any entity accepting, processing or paying claims on behalf of a Governmental Authority; (viii) Applicable Laws related to the coding, coverage, payment, or reimbursement of a health care product or service by a government or private payor, or the purchase of any health care product or service by or on behalf of any Governmental Authority, and the pricing, price reporting, discounting or rebating of such health care product or service, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (ix) Applicable Laws related to the provision of free goods or sample products to customers, health care professionals or individuals; (x) the FDCA and the regulations promulgated thereunder; (xi) all applicable laws, rules and regulations, standards, principles, ordinances, judgments, decrees, orders, writs and injunctions administered by and Company Regulatory Authority, including those governing or relating to good, professional clinical and laboratory practices, recordkeeping, the manufacture, testing, development, approval, processing, and use of any compounds or products manufactured by or on behalf of the Company, including applicable regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 312, and 314 and the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211 for products sold in the United States, each as may be amended from time to time (collectively, the “Health Care Laws”).

(m)             Neither the Company nor any Company Subsidiary is party to or has any ongoing reporting obligations pursuant to or under any Order by any Governmental Authority (including, for the avoidance of doubt, any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, non-prosecution agreement, consent decree, settlement order or other similar agreement) and, to the Company’s Knowledge, no such Order is proposed or pending.

(n)               To the Company’s Knowledge, no person has filed or has threatened to file against any of the Acquired Companies, any claim or Proceeding under any federal or state whistleblower statute or equivalent law in the applicable jurisdiction, including without limitation, under the False Claims Act, 31 U.S.C. §§ 3729 3733.

(o)               Each of the Acquired Companies has an operational healthcare compliance program that: (i) governs all employees and contractors, including sales representatives; (ii) is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs; (iii) complies with the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals; and (iv) addresses compliance with all Health Care Laws. Each of the Acquired Companies further operates in strict compliance with such healthcare compliance program. Company regularly seeks advice of outside legal counsel knowledgeable of Health Care Laws on activities within the scope of such compliance program and undertakes such activities consistent with that advice.

(p)               None of the Acquired Companies currently undertakes, or has ever undertaken, patient assistance or support programs or activities, including the provision of free drug to patients, co-pay assistance (provided directly by an Acquired Company to patients), access and insurance reimbursement support offered to patients, nurse hotline or care coordination services, and physician specialist locator services. None of the Acquired Companies has made any donations nor provided any other financial support to any charitable organization or other third party that provides financial assistance to patients in meeting the costs of clinical care, including copayment and deductible costs for drugs.

(q)               To the extent any Acquired Company provides to customers or others reimbursement coding or billing advice regarding any Product, such advice is: (i) in compliance with all Health Care Laws, (ii) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD 10 CM) or other applicable coding system, (iii) includes a disclaimer advising recipients to contact individual payers to confirm coding and billing guidelines and (iv) provided only with respect to approved indications of the Products.

Section 4.26.      Sanctions Laws.

(a)               Since January 1, 2017, neither the Company nor any Company Subsidiary nor any of their Representatives or any other Person acting for or on behalf of an Acquired Company has been in material violation of or has been or was charged by any Governmental Authority with or made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or, to the Company’s Knowledge, has been investigated for, a violation of any Sanctions Laws. There are not as of the date hereof nor since January 1, 2017 have there been any Proceedings, allegations, investigations or inquiries pending or, to the Company’s Knowledge, threatened in writing against the Acquired Companies concerning any violations or alleged violations of any Sanctions Law. Since January 1, 2017, the Acquired Companies have instituted and maintain policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws.

(b)               None of the Acquired Companies, nor any director or officer of any Acquired Company, is a Sanctioned Person. To the Company’s Knowledge, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of the Company.

(c)               The Acquired Companies do not have, and have not since January 1, 2017 had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country.

Section 4.27.      Inventory. Any Inventory of any Acquired Company reflected on the Unaudited Financial Statements or acquired after the date thereof consist of a quality and quantity usable and saleable within a reasonable period of time in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Any such Inventory is owned by the Company or the Company Subsidiary, free and clear of all Liens (except for Permitted Liens and any Lien that would not be material to the Acquired Companies, taken as a whole), and no Inventory is held by the Company or the Company Subsidiary on a consignment basis.

Section 4.28.      Interested Party Transactions. Except as disclosed in the Company SEC Documents, since the Audited Balance Sheet Date through the date hereof, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 4.29.      Brokers’ Fees. Except for Centerview Partners LLC (“Centerview”), a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) have been Made Available to Parent, there is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries, their respective Affiliates, or any of their respective executive officers or directors in their capacities as executive officers or directors, or who is entitled to any financial advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Transactions, including the Offer and the Merger.

Section 4.30.      Opinion of Financial Advisor. The Company Board has received the opinion of Centerview that, as of the date of such opinion and based upon and subject to the matters set forth therein, including various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Shares (other than Dissenting Shares, Excluded Shares and any Shares held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.  A signed copy of such opinion shall be delivered to Parent as soon as practicable following the execution and delivery of this Agreement for information purposes only.

Section 4.31.      No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4, none of the Company or any of its Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or Made Available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof and the Company hereby expressly disclaims any such other representations and warranties. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in this Agreement (as qualified by the applicable items disclosed in the Parent Disclosure Letter), none of Parent, Merger Sub or any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter furnished or provided to the Company or Made Available to the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter (each section or subsection of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections or subsections of this Agreement to the extent that the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section or subsection of the Parent Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section or subsection of this Article 5) delivered by Parent and Merger Sub to the Company prior to or simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 5.01.      Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware. Each of Parent and Merger Sub is duly qualified to do business in each other jurisdiction where such qualification is necessary for it to carry on its business as now conducted, except where the failure to be so qualified would not result in a Parent Material Adverse Effect.

Section 5.02.      Authority; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth herein. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms without requiring any further corporate proceedings on the part of either Parent or Merger Sub, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

Section 5.03.      Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, consent, waiver, approval, authorization or Permit from, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary and compliance with other applicable requirements of the DGCL in connection therewith and the filing of appropriate corresponding documents with the appropriate authorities of any other states in which the Parent and Merger Sub are qualified as foreign corporations to transact business, (ii) compliance with and filings pursuant to any applicable requirements of the HSR Act and any other applicable Antitrust Laws, (iii) the filing with the SEC of (A) the Offer Documents and the Schedule 14D-9 and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any rule or regulation of Nasdaq and (v) any other actions by or in respect of, consent, approval, authorization, or Permit from or filing with or notification to, any Governmental Authority, the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.      Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in the termination or cancellation of, or give to others any right of termination, vesting, amendment, modification, acceleration or cancellation (in each case, with or without notice or lapse of time or both) under any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.      Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned beneficially and of record by Parent, free and clear of all Liens and transfer restrictions except for Liens or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no Liabilities or obligations other than as contemplated hereby or otherwise incidental or ancillary to the Transactions.

Section 5.06.      No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent or a wholly owned Subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which vote shall be taken or consent shall be given immediately following the execution and delivery of this Agreement.

Section 5.07.      Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents or any information contained in any document required to be filed by the Parent or Merger with the SEC or required to be distributed or otherwise disseminated by Parent or Merger Sub to the Company’s stockholders in connection with the Offer (other than any information supplied by the Company), including the Schedule 14D-9, will, at the time such document is filed with the SEC, at any time it is amended or supplemented and at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. The Offer Documents and each document required to be filed by Parent or Merger Sub with the SEC in connection with the Offer will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 5.08.      Litigation. As of the date of this Agreement, (a) there is no Proceeding pending against or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries or any of their respective properties or assets and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding Order, and, to the knowledge of Parent, no such Order is threatened to be imposed, except which, in the case of either of clauses (a) or (b), has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.09.      Available Funds. Parent and Merger Sub have access to, and at all times through the Effective Time will have access to, all funds necessary for the payment of the aggregate Per Share Amount in respect of the Offer, the Merger Consideration in respect of the Merger as provided in Article 2 and sufficient for the satisfaction of all of Parent’s and Merger Sub’s other obligations under this Agreement.

Section 5.10.      Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective controlled Affiliates “owns,” and at all times during the last three (3) years, none of Parent, Merger Sub or any of their respective controlled Affiliates has “owned,” beneficially or otherwise (as such terms are defined in Section 203 of the DGCL), any outstanding Shares (other than pursuant to this Agreement or passive investments for cash management purposes or employee benefit plans established or maintained for the benefit of Parent or its controlled Affiliates’ employees in the ordinary course of business consistent with past practice). Neither Parent nor Merger Sub is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

Section 5.11.      Broker’s Fees. Except for Persons, if any, whose fees and expenses shall be paid by Parent or one of its Affiliates, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub, or any of their respective Subsidiaries.

Section 5.12.      No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5, none of Parent, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Parent, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company, the Company Subsidiaries or any of their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and Parent and Merger Sub hereby expressly disclaim any such other representations or warranties. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in this Agreement (as qualified by the applicable items disclosed in the Company Disclosure Letter), neither the Company nor any other Company Related Party is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company or any of the Company Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of the Company Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or Made Available to Parent, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Parent and Merger Sub have conducted their own independent investigation of the Acquired Companies and the Transactions and have had an opportunity to discuss and ask questions regarding the Acquired Companies’ businesses with the management of the Company.

Article 6

COVENANTS

Section 6.01.      Conduct of the Company.

(a)           During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except for matters (w) set forth in Section 6.01 of the Company Disclosure Letter, (x) required by Applicable Law, (y) expressly required or contemplated by this Agreement or (z) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice in all material respects; provided that during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, the Company may, in connection with the coronavirus (COVID-19) pandemic, take such actions as are reasonably necessary (A) to protect the health and safety of the Company’s or Company Subsidiary’s employees and other individuals having business dealings with the Company or Company Subsidiary or (B) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic; provided, further, that following any such suspension, to the extent that the Company or any Company Subsidiary took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable and (ii) use reasonable best efforts to (A) comply in all material respects with material Applicable Laws, (B) preserve intact in all material respects its business organizations and relationships with its material suppliers, customers, Governmental Authorities and other material business relations and (C) keep available the services of its officers and key employees of the Acquired Companies (it being agreed that with respect to the matters specifically addressed by any provision of Section 6.01(b), Section 6.01(c) and Section 6.01(d), such specific provisions shall govern over the more general provisions of this Section 6.01(a)).

(b)           Without limiting the generality of the foregoing in Section 6.01(a) and except for matters (v) set forth in Section 6.01(b) of the Company Disclosure Letter, (x) required by Applicable Law, (y) expressly required or contemplated by this Agreement or (z) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of the Company Subsidiaries to:

(i)               amend or adopt any amendment to or otherwise change or propose to amend the Organizational Documents of the Company or the Organizational Documents of any of the Company Subsidiaries (whether by merger, consolidation or otherwise);

(ii)              issue, sell, grant, pledge, transfer, lease, dispose of, grant any Lien or otherwise encumber or enter into any Contract or other agreement with respect to the Company Securities or any other capital stock of the Company or any capital stock of the Company Subsidiaries, or grant any options, warrants or other rights to acquire or any such capital stock or other interest in or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of Shares (A) upon the exercise of Company Stock Options outstanding as of the date of this Agreement pursuant to existing Company Stock Plans or issued in accordance with Section 6.01(b)(xviii), or pursuant to the terms of the Company RSUs or Company PSUs that are outstanding on the date of this Agreement or issued in accordance with Section 6.01(b)(xviii), in each case, in accordance with the applicable Company Stock Plan’s and Company Equity Award’s terms as in effect on the date of this Agreement, (B) pursuant to the Company ESPP (subject to Section 2.08(h)) or (C) the grant of regular director compensation in the form of Company Equity Awards in the ordinary course of business consistent with past practice;

(iii)             except in connection with actions permitted by Section 6.02 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the Transactions;

(iv)             propose or adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law on behalf of the Company or any of the Company Subsidiaries or consent to the filing of any bankruptcy petition against the Company or any of the Company Subsidiaries under any similar Applicable Law;

(v)              form or incorporate any new Subsidiary;

(vi)             (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise), or enter into any agreement with respect to the voting of, the Company’s or any of the Company Subsidiaries’ capital stock or other securities (other than dividends to the Company or from one of the wholly owned Company Subsidiaries) or (B) redeem, repurchase or otherwise reacquire (or offer to redeem, repurchase or otherwise reacquire), split, combine or reclassify, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Company Securities or capital stock of the Company or any of the Company Subsidiaries, or otherwise change the capital structure of the Company or any of the Company Subsidiaries, other than (1) for purposes of effecting a net settlement of any Company Stock Option outstanding as of the date of this Agreement in satisfaction of any exercise price or required tax withholdings, or net share withholding in connection with the vesting of any Company RSUs or Company PSUs outstanding as of the date of this Agreement in satisfaction of any required tax withholdings or (2) between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(vii)           write-down any of its material assets, including any capitalized inventory or Company Owned IP, or make any material changes in any accounting methods, principles or practices, in each case, except as required by GAAP or Applicable Law, including Regulation S-X promulgated under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(viii)          other than in the ordinary course of business consistent with past practice: (A) accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under, relinquish, release, transfer or assign any material rights or claims under or otherwise modify in any material respect any Specified Contract or any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement; or (B) enter into any Contract that would constitute a Specified Contract if in effect as of the date of this Agreement;

(ix)             enter into any Contract that is material to the Acquired Companies, taken as a whole, other than in the ordinary course of business, or that contains any restriction on the ability of the Company or any Company Subsidiary to assign all or any material portion of its material rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries following the consummation of the Transactions (other than anti-assignment clauses entered into in the ordinary course of business);

(x)               make any capital expenditure other than capital expenditures incurred in the ordinary course of business consistent with past practice that do not exceed $250,000 individually or $500,000 in the aggregate;

(xi)              repurchase, prepay, incur, assume or guarantee any Indebtedness to any Person, issue or sell any debt securities of the Company or any of the Company Subsidiaries, issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, guarantee any debt securities of any other Person, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person or enter into any other arrangement having the economic effect of any of the foregoing other than (A) any such transactions between the Company and one or more of its wholly owned Subsidiaries or (B) borrowings incurred in the ordinary course of business consistent with past practice (including any borrowings in respect of letters of credit in connection with the financing of ordinary course trade payables) that do not, at any time, exceed $250,000, in the aggregate;

(xii)            grant or suffer to exist any Liens on any properties or assets of the Company or any of the Company Subsidiaries that are material to any Acquired Company, other than Permitted Liens;

(xiii)           make any capital investment in or loan or advance to, or forgive any loan to, any other Person except for (A) loans, capital contributions, advances or investments between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries and (B) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto;

(xiv)           other than in the ordinary course of business consistent with past practice and other than with respect to Company Intellectual Property (which shall be the subject to and governed by Section 6.01(b)(xx)), sell, lease, sublease, sell and lease back, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage, hypothecate or otherwise dispose of any of the material assets, properties or rights of the Company or any of the Company Subsidiaries, including Cerdulatinib or any other Product or Contracts relating to Cerdulatinib or any other Product;

(xv)            purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), (A) any corporation, partnership, other business organization or division thereof or any other business or all or substantially all of the assets of any Person (other than reorganizations solely among wholly owned Subsidiaries of the Company) or (B) any assets, real property, securities, properties, interests or businesses from any Person (except for a wholly owned Company Subsidiary), in each case, other than acquisitions of raw materials, supplies, equipment, inventory and third-party software in the ordinary course of business consistent with past practice;

(xvi)           enter into a new line of business or abandon or discontinue any existing line of business (it being understood that commencement of preclinical or clinical studies in compliance with Section 6.01(b)(xxiii) shall not be deemed to constitute a new line of business);

(xvii)          settle, pay, discharge or satisfy any Proceeding (or agree to do any of the foregoing), other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 6.10) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by the Company or the Company Subsidiaries of not more than $250,000, individually or $500,000 in the aggregate for all such Proceedings (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, any Acquired Company and the payment of monies by the Acquired Companies that are not more than $250,000, individually or $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) and (2) does not involve any admission of guilt or impose any restrictions or limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to the Company or any of the Company Subsidiaries, whether before, on or after the Effective Time;

(xviii)         except as required by Applicable Law, expressly required or permitted by this Agreement or required by the terms of any Company Employee Plan as in effect as of the date of this Agreement, (A) increase the compensation payable by the Company or any of the Company Subsidiaries to directors, officers, employees, consultants or independent contractors, other than increases with respect to Company Employees at the Senior Director level and below in the ordinary course of business in connection with job promotions (at a maximum of twenty (20) promotions) or to retain Company Employees with a competing offer (at a maximum of twenty (20) retentions), where such increase does not exceed (I) the market-based 50th percentile for the position into which the Company Employee is promoted (as determined in the reasonable discretion of the Company), in the case of a promotion or (II) 15% of the Company Employee’s total cash compensation, in the case of a retention award (not a salary adjustment) and 10% of the Company Employee’s existing base salary, in the case of a retention driven salary adjustment, (B) establish, adopt, enter into, or accelerate rights under any Company Employee Plans or any plan, agreement, program, trust, or fund, other than amendments made to Company Employee Plans in the ordinary course of business that do not materially increase costs, (C) grant any equity or equity-based awards, (D) amend or increase any severance, retention, change-of-control or similar payments to any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries, (E) hire any officer, employee, independent contractor or consultant, other than individuals with an annual base salary less than USD $250,000 at the level of Senior Director and below (but limited to twenty (20) such individuals and consistent with the Company’s compensation structure as in effect prior to the date hereof), (F) terminate the employment (other than for cause) of any officer or employee with an annual base salary of more than USD $250,000 or any individual in a position of Senior Director or above or (G) take any action that would reasonably be expected to require sixty (60) days’ advance notification to employees under WARN;

(xix)            except as required by Applicable Law or under the terms of any written agreement in effect as of the date of this Agreement that has been Made Available to Parent, become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xx)             (A) sell, license, sublicense, abandon, fail to maintain, allow to lapse, assign, transfer, amend, cancel, create any Lien on (other than Permitted Liens), waive, grant a covenant not to sue with respect to, or otherwise grant or modify any rights under any material Company Owned IP or material Exclusively Licensed IP, other than the grant of nonexclusive licenses in the ordinary course of business consistent with past practice to contract manufacturers, contract research organizations and distributors, in each case, subject to written confidentiality obligations with respect to any Trade Secrets or (B) fail to diligently prosecute any material Patent applications of the Key Products (other than Bevyxxa) as to which an Acquired Company controls the prosecution thereof;

(xxi)            disclose any material Trade Secrets of the Acquired Companies, except, to contract manufacturers, contract research organizations and distributors, in each case, in the ordinary course of business consistent with past practice and subject to written confidentiality obligations with respect to any Trade Secrets;

(xxii)           without first informing and consulting with Parent in good faith and providing Parent with a reasonable opportunity to review any such information, as reasonably in advance as practicable under the circumstances, and considering in good faith Parent’s comments (if any), (A) commence, alone or with any third party, any clinical study which Parent has not been informed prior to the date of this Agreement other than in the ordinary course of business consistent with past practice, (B) unless mandated by any Governmental Authority, discontinue, terminate or suspend any ongoing research program or clinical study or (C) except as required by Applicable Law, as determined by the Company in good faith, discontinue, terminate or suspend any ongoing investigational new drug application-enabling preclinical study;

(xxiii)          qualify any new site for manufacturing of any product resulting from any ongoing or new research program other than in the ordinary course of business consistent with past practice;

(xxiv)         make, rescind or change any material Tax election, settle or compromise any claim relating to a material amount of Taxes, waive or extend the statute of limitations in respect of a material amount of Taxes, enter into any closing agreement with respect to a material amount of Taxes, amend any Tax Return relating to a material amount of Taxes or make any material change in any of the methods, principles or practices used by it for Tax accounting except as required by Applicable Law, surrender any right to claim a material Tax refund or to apply any such refund to offset or otherwise reduce Tax liability (but excluding any such non-income Tax refunds attributable to legislation passed in connection with the coronavirus (COVID-19) pandemic) or enter into any Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business);

(xxv)          enter into any material transaction or Contract with any Affiliate, holder of five percent (5%) or more of the Shares, director or executive officer of the Company or any of the Company Subsidiaries or enter into any other material transaction or Contract with any other Person that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act;

(xxvi)         participate in any scheduled meetings or teleconferences with, or correspond in writing or make any filing with, the FDA or any similar Governmental Authority without (x) providing Parent (whenever feasible and to the extent permitted under Applicable Law and excluding routine administrative communications, or immaterial communications) with prior notice and, within 24 hours from the time such written notice is delivered, the opportunity to consult with the Company with respect to such meeting, teleconference or correspondence and (y) considering in good faith Parent’s comments to or in connection with such meeting, teleconference or correspondence;

(xxvii)        amend, modify, restate, alter, supplement, renew, enter into, become subject to, grant any waiver of any material term or condition under, give any material consent with respect to, fail to exercise any renewal option under, or terminate any real property lease; or

(xxviii)       authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxviii) of this Section 6.01(b).

(c)            Product Matters. To the extent permitted by Applicable Laws (including Antitrust Laws) in the Company’s reasonable determination, the Company shall keep Parent informed on a reasonably current basis of, and, with respect to clauses (ii) through (v), use reasonable best efforts to consult with Parent prior to taking any action in respect of, (i) any material development (including the occurrence of any serious adverse event) relating to any Product, (ii) any material change to any study protocol, (iii) any material change to a manufacturing plan or process, (iv) any material change to a development timeline and (v) any material change to promotional or marketing materials or activities relating to any Product; provided, however, the Company’s obligation, actions or inactions pursuant to this Section 6.01(c) shall be deemed excluded for purposes of determining whether the condition set forth in clause “(f)” of Annex A has been satisfied.

(d)            Certain Activities. Subject to Applicable Law, after the date hereof and prior to the Closing, the Company shall keep Parent reasonably apprised of the status of the matters set forth on Section 6.01(d), reasonably consult with Parent regarding, and consider in good faith any comments provided by Parent with respect to such matters, and will not take any action that deviates in any material respect from the matters set forth on Section 6.01(d) without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

(e)            Notwithstanding anything to the contrary in this Section 6.01, the parties hereto acknowledge and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations (including for purposes of the HSR Act) prior to the consummation of the Offer. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision over its operations, and the Company shall not be required to seek or obtain consent from, notify, or consult with, Parent if the Company reasonably believes that doing any of the foregoing would be reasonably likely to result in a violation of any Antitrust Law.

Section 6.02.      Takeover Proposals; Adverse Recommendation Change.

(a)               Except as expressly permitted by this Section 6.02, during the Pre-Closing Period, the Company shall not, and shall cause the Company Subsidiaries and the Company’s and each Company Subsidiary’s respective directors, officers and employees not to, and shall not authorize or permit its other Representatives to, and shall direct and use its reasonable best efforts to cause each other Representative of the Company or any Company Subsidiary not to, directly or indirectly (i) initiate, solicit, propose, knowingly induce or knowingly encourage or facilitate the making of any Takeover Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, enter into, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information (or access thereto) concerning the Company or any of the Company Subsidiaries to, any Third Party in connection with, or for the purpose of encouraging or facilitating, or otherwise knowingly cooperate in any way with any Third Party (or any Representative thereof) with respect to, a Takeover Proposal, (iii) publicly recommend or enter into any Alternative Acquisition Agreement or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing. Promptly following the execution of this Agreement, and in any event within one (1) Business Day of the date of this Agreement, the Acquired Companies shall, and shall direct their respective Representatives to, (A) cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any Person (other than Parent and its Representatives) conducted heretofore with respect to any Takeover Proposal, (B) request that each Person and its Representatives (other than Parent and its Representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about the Company from, or on behalf of, the Company, in each case, in connection with such Person’s consideration of a Takeover Transaction, to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any Company Subsidiary prior to the date of this Agreement and (C) terminate access by any Third Party to any physical or electronic data room relating to any potential Takeover Transaction. The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any Company Subsidiary is a party relating to any Takeover Proposal and shall enforce the provisions of any such agreement; provided that the Company shall be permitted on a confidential basis to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the party referred therein to submit a Takeover Proposal to the Company Board on a confidential basis and solely to the extent failure to grant such release or waiver would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law. The Company shall provide written notice to Parent of waiver or release of any standstill by the Company within twenty-four (24) hours of such waiver or release, including disclosure of the identities of the parties thereto and circumstances relating thereto. The Company agrees that it shall promptly inform its Representatives of the obligations undertaken in this Section 6.02. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.02(a) by any Representative of the Company shall be deemed to constitute a breach of this Section 6.02(a) by the Company.

(b)               Notwithstanding anything to the contrary contained in this Agreement, if prior to the consummation of the Offer, the Company receives a bona fide written Takeover Proposal (which Takeover Proposal was made after the date of this Agreement and did not result from a breach in a material respect of Section 6.02(a)), and the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor of national reputation, that such Takeover Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, then the Company and its Representatives may, in each case subject to compliance with Section 6.02(f): (i) furnish any information with respect to the Acquired Companies and provide access thereto to any Third Party making such Takeover Proposal (and its Representatives and financing sources); provided that (A) prior to furnishing any such information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (B) any such non-public information so furnished has been previously provided or Made Available to Parent or is concurrently provided (including through the Data Rooms) to Parent; and (ii) participate or engage in negotiations or discussions with, and only with, the Third Party making such Takeover Proposal and its Representatives and financing sources regarding such Takeover Proposal.

(c)               Except as set forth in this Section 6.02 (including Section 6.02(d), (e) and (g)), neither the Company Board nor any committee thereof shall (or resolve or agree to) (i) (A) withhold or withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), or propose publicly to withhold or withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal, (C) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders or (D) if any Takeover Proposal has been made public, fail to reaffirm the Company Board Recommendation upon request of Parent within ten (10) Business Days after Parent requests such reaffirmation (provided, however, that Parent may make such request only once with respect to each such Takeover Proposal unless such Takeover Proposal is subsequently publicly modified in any material respect in which case Parent may make such request once each time such modification is made) (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, recommend, declare advisable or cause or permit the Company to enter into any Contract, letter of intent, acquisition agreement, agreement in principle, memorandum of understanding, option agreement, joint venture agreement, partnership agreement or other agreement constituting or with respect to any Takeover Proposal, other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”).

(d)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer, the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that the failure to do so would no longer reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law, only if all of the following conditions are satisfied:

(i)                 the Company shall have first provided Parent prior written notice (the “Intervening Event Notice”) at least four (4) Business Days in advance (as modified, extended or continued by this Section 6.02(d), the “Intervening Event Notice Period”) advising Parent that the Company intends to make an Adverse Recommendation Change and specifying, in reasonable detail, the Intervening Event;

(ii)              during the applicable Intervening Event Notice Period (or any extension or continuation thereof), the Company and its Representatives shall have, to the extent requested by Parent, negotiated in good faith with Parent and its officers, directors and other Representatives regarding any changes to the terms of this Agreement and any other proposals made by Parent so that a failure to effect an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law;

(iii)            Parent shall not have made changes to the terms of this Agreement or any other proposals, during the applicable Intervening Event Notice Period, that in the reasonable good faith judgment of the Company Board (after consultation with outside legal counsel and a financial advisor of national reputation), would cause the failure to effect an Adverse Recommendation Change in response to such Intervening Event to no longer reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Parent as referred to above) shall require a new Intervening Event Notice with a new Intervening Event Notice Period of three (3) Business Days); and

(iv)             following the Intervening Event Notice Period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law.

(e)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer if, in response to a bona fide written Takeover Proposal made by a Third Party after the date of this Agreement which did not arise from a breach in a material respect of Section 6.02(a) and has not been withdrawn, the Company Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that (1) such Takeover Proposal constitutes a Superior Proposal and (2) the failure to take an action set forth in clause (x) or (y) would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law, then (x) the Company Board may make an Adverse Recommendation Change or (y) the Company may terminate this Agreement pursuant to Section 8.01(d)(i) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, only if, in either such case, all of the following conditions are satisfied:

(i)                 the Company shall have first provided to Parent prior written notice (the “Superior Proposal Notice”) at least four (4) Business Days in advance (as modified, extended or continued by this Section 6.02(e), the “Superior Proposal Notice Period”) advising Parent that the Company Board is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, or to terminate this Agreement in accordance with Section 8.01(d), as applicable (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the Third Party making any such Superior Proposal) and shall have complied with the Company’s obligations under Section 6.02(f);

(ii)              during the applicable Superior Proposal Notice Period, prior to its effecting an Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.01(d), the Company and its Representatives, to the extent requested by Parent, shall negotiate in good faith with Parent and its officers, directors and other Representatives regarding changes to the terms of this Agreement and any other proposals made by Parent intended by Parent to cause such Takeover Proposal to no longer constitute a Superior Proposal;

(iii)            Parent shall not have made, within the applicable Superior Proposal Notice Period, a proposal that would, in the reasonable good faith judgment of the Company Board (after consultation with its outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any material amendment or material modification of such Takeover Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days);

(iv)             following the Superior Proposal Notice Period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel and a financial advisor of national reputation) that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, (x) such Takeover Proposal continues to constitute a Superior Proposal, and (y) the failure to make the Adverse Recommendation Change, or to terminate this Agreement in accordance with Section 8.01(d), as applicable, would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law.

(f)                In addition to the obligations of the Company set forth in paragraphs (a), (b), (c), (d) and (e) of this Section 6.02, the Company shall, as promptly as practicable and in any event within twenty-four (24) hours following the receipt or delivery thereof, (i) notify Parent orally and in writing of (x) the receipt of any Takeover Proposal or any request for information or inquiry that contemplates or that could reasonably be expected to lead to a Takeover Proposal, (y) to the extent not set forth in writings or media provided pursuant to clause (ii) below, the terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent or other modification to such terms and conditions) and (z) the identity of the Person making any such Takeover Proposal, request or inquiry and (ii) provide Parent (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including any drafts thereof and all schedules and exhibits thereto) relating to any Takeover Proposal. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) keep Parent (or its outside counsel) reasonably informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such Takeover Proposal, request or inquiry and (B) provide to Parent as promptly as practicable and in any event within twenty-four (24) hours following receipt or delivery thereof unredacted copies of all correspondence and other writings or media (whether or not electronic) exchanged between the Company and any Person containing any of the terms or conditions of any Takeover Proposal, including any proposed transaction agreements (and any drafts thereof and all schedules and exhibits thereto).

(g)               Nothing contained in this Agreement, including any provision of this Section 6.02, shall prohibit the Company or the Company Board, directly or indirectly, through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) of the Exchange Act or (iii) making any disclosure to the stockholders of the Company that the Company Board has determined in its good faith (after consultation with its outside legal counsel) is required by Applicable Law; provided that this Section 6.02(g) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change except to the extent permitted by Section 6.02(d)–(e).

Section 6.03.      Approval of Merger. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following the consummation of the Offer, without a vote of the stockholders of the Company, pursuant to Section 251(h) of the DGCL.

Section 6.04.      Access to Information.

(a)               Upon reasonable notice to the Company, the Acquired Companies shall, and shall use reasonable best efforts to cause their Representatives to, afford Parent’s and Merger Sub’s officers and Parent’s and Merger Sub’s other authorized Representatives reasonable access as reasonably requested by Parent, during normal business hours throughout the Pre-Closing Period, to their respective Representatives, properties, assets, facilities, books, Contracts, Permits, records (including Tax Returns), reports, correspondence and any other documents and information of the Acquired Companies (whether in physical or electronic form), provided, that, in each case, such access may be limited to the extent the Company reasonably determines, in light of the Coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Authority), that such access would jeopardize the health and safety of any Acquired Company’s employee; provided, however, that the Company shall use its reasonable best efforts to allow for such access or as much of such access as is possible in a manner that does not jeopardize the health and safety of such employees. In addition, the Acquired Companies shall, and shall use reasonable best efforts to cause their Representatives to, furnish Parent and Merger Sub all financial, operating and other data and information, in each case, as Parent and Merger Sub through their officers, employees or other Representatives, may reasonably request. Notwithstanding the foregoing, the Acquired Companies shall not be required to disclose any information to Parent to the extent the Company reasonably determines such disclosure (i) would jeopardize the attorney-client privilege, (ii) would reasonably be expected to result in a loss of Trade Secret protection or (iii) would contravene any Applicable Law; provided that the Company shall use its reasonable best efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company. With respect to all information provided to Parent or any of its Representatives by the Company or any of its Representatives in connection with this Agreement and the consummation of the Transactions (including any information disclosed pursuant to this Section 6.04) Parent agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be Confidential Information (as such term is used in the Confidentiality Agreement) and shall be treated in accordance with the Confidentiality Agreement.

(b)               No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02 or this Section 6.04 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained in this Agreement, the conditions to the obligations of the parties to consummate the Transactions, including the Merger, in accordance with the terms and provisions of this Agreement or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

(c)               Subject to Applicable Law and Section 6.04(a), the Company and Parent shall, and shall use reasonable best efforts to cause their respective officers, directors, employees, and other Representatives to cooperate to ensure an orderly transition and integration process in connection with the Transactions in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

Section 6.05.      Employee Benefit Plan Matters.

(a)               From and after the Effective Time, Parent shall honor, and shall cause the Surviving Corporation to honor all Company Employee Plans in effect immediately before the Effective Time that by their terms provide a contractual entitlement to any employee or service provider party to or participating in such arrangements. Notwithstanding the foregoing, nothing herein, other than Section 6.05(b) and Section 6.05(d) and the terms of such arrangements, including the contractual rights of such participants, shall prevent Parent from amending or terminating any Company Employee Plan or providing compensation or benefits in its discretion.

(b)               For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Continuing Employee who remains employed, base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities, each of which is no less favorable than that in effect for such Continuing Employee as of immediately prior to the Effective Time. Until December 31, 2020, Parent shall provide, or shall cause to be provided, to each Continuing Employee who remains employed, welfare benefits (other than severance benefits) that are substantially comparable in the aggregate to, at Parent’s election in its sole discretion, the welfare benefits provided to such Continuing Employees immediately prior to the Effective Time or the welfare benefits provided to similarly situated employees of Parent. Nothing herein shall require Parent to continue the employment of any Continuing Employee for any period of time following the Closing.

(c)               In the event that the Closing occurs prior to the Company paying annual cash incentives in respect of 2020, the Company shall pay to each participant in an annual bonus plan or program of the Company who is terminated by Parent or one of its Affiliates without cause following the Closing but prior to the payment date a bonus in respect of 2020 equal to such participant’s target annual bonus, multiplied by a fraction, the numerator of which is the number of days between January 1, 2020 and the date on which the termination occurs (or, if earlier, December 31, 2020), and the denominator of which is 365, subject to such participant’s execution of an effective release of claims, payable either, in Parent’s discretion, at the same time as all such other annual bonuses or following the effective date of the release of claims. For the avoidance of doubt, any bonuses paid pursuant to this Section 6.05(c) shall not be paid to the extent a bonus payment is already payable to a participant with respect to the same period of time pursuant to any severance agreements, arrangements, policies or otherwise entered into with the Company or Parent.

(d)               Prior to the Effective Time, unless otherwise directed by Parent in writing not less than ten (10) Business Days prior to the Closing Date, to the extent permitted by Applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. The Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time. Prior to the termination of the Company 401(k) Plan, each participant in the Company 401(k) Plan who has not yet been credited with the full five percent (5%) Company matching contribution for the plan year will be credited with a “true-up” contribution, such that after the making of such contribution, the participant will have received an amount equal to the full matching contribution. Commencing on the 120th day following the Effective Time, Parent shall permit the “rollover” of amounts held in Company 401(k) Plan accounts, as well as any notes evidencing loans under the Company 401(k) Plan, into a tax-qualified 401(k) plan maintained by Parent.

(e)               From and after the Closing Date, with respect to Continuing Employees, Parent shall use its reasonable best efforts to cause the service of each such Continuing Employee with the Acquired Companies prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical benefits, subsidized early retirement benefits, or any other similar benefits) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation or any of its Affiliates (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent that service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent that such credit would not result in a duplication of benefits. From and after the Closing Date, with respect to Continuing Employees, Parent shall use its reasonable best efforts to cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any Continuing Employee (or eligible dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions from and after the Closing Date under any applicable Parent Benefit Plan in the same plan year in which the Closing Date occurs.

(f)                From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use its reasonable best efforts to cause each such Parent Benefit Plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan.

(g)               Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Company Employee, any participant in any Company Employee Plan or Parent Benefit Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.05 shall be deemed to amend any Company Employee Plan, any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 6.06.      State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover Applicable Law may become or is deemed or purports to be applicable to any Transaction, then the Company and the Company Board shall take all such actions as are reasonably necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law (or, in the case of Section 203 of the DGCL, the restrictions on business combinations provided therein) inapplicable to, or to minimize the effects of the foregoing on, the Transactions.

Section 6.07.      Obligations of Parent. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, on the terms and conditions set forth in this Agreement. Parent, in its capacity as the sole stockholder of Merger Sub, shall approve and adopt this Agreement by written consent immediately following its execution.

Section 6.08.      Director and Officer Liability.

(a)               Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Acquired Companies (collectively, “Indemnified Persons”) as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement and set forth in Section 6.08 of the Company Disclosure Letter, or pursuant to any such Contract entered into after the execution of this Agreement with Parent’s prior written consent, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger, shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Applicable Laws for a period of six (6) years from the Effective Time (and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 6.08(a) and the rights provided under this Section 6.08(a) until disposition of such claim) and shall continue in full force and effect in accordance with their terms (and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons), and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations.

(b)               Prior to the Closing, the Company shall use its reasonable best efforts to purchase (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed)) a “tail” insurance policy with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the policy in effect on the date of this Agreement and at a price, with respect to the entire six (6)-year period following the Effective Time, not to exceed 300% of the annual premium currently payable by the Company with respect to such current policy. If the Company fails to purchase such “tail” policy prior to the Closing, Parent shall purchase, or cause to be purchased a “tail” insurance policy with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the policy in effect on the date of this Agreement; provided that, that in no event shall Parent be required to pay an amount, with respect to the entire six (6)-year period following the Effective Time, in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount. For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect any such insurance policy.

(c)               In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.08.

(d)               The provisions of this Section 6.08 shall survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. This Section 6.08 may not be amended, altered or repealed after the consummation of the Offer and the Merger in such a manner as to adversely affect the rights of any Indemnified Person or any of their heirs and Representatives without the prior written consent of the affected Indemnified Person or applicable heir or Representative.

Section 6.09.      Reasonable Best Efforts.

(a)               Subject to the terms and conditions of this Agreement, including the proviso to the first sentence of Section 6.09(d), the Company and Parent shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under Applicable Law to (i) obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date.

(b)               In furtherance and not in limitation of the undertakings pursuant to this Section 6.09, each of Parent and the Company shall (i) prepare and file any notification and report forms and related material required under the HSR Act and any other applicable Antitrust Laws with respect to the Transactions (if any), and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the Transactions, as promptly as reasonably practicable (but in no event shall Parent make its filing under the HSR Act and any other filings required under applicable Antitrust Laws any later than ten (10) Business Days after the date of this Agreement), (ii) provide or cause to be provided as promptly as reasonably practicable any information and documentary material that may reasonably be requested by the DOJ or FTC under the HSR Act or by other Governmental Authorities under applicable Antitrust Laws (if any) and (iii) promptly take such actions as are necessary or advisable to obtain prompt expiration or termination of any applicable waiting period or other approval required for consummation of the Transactions by the DOJ or FTC or other applicable Governmental Authorities.

(c)               Subject to Applicable Law and the requirements of applicable Governmental Authorities, the Company and Parent and their respective counsel shall, in connection with efforts referenced in Section 6.09(a) and Section 6.09(b), (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) to the extent legally permissible, have the right to review in advance, and to the extent practicable each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. In furtherance of the foregoing and subject to Applicable Law and the requirements of Governmental Authorities, the Company and Parent shall (with respect to any in-person discussion or meeting, remote video meeting or substantive telephonic discussion or meeting), and shall to the extent practicable (with respect to any other telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.09 as “Outside Counsel Only Material.” Notwithstanding anything to the contrary in this Section 6.09, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Acquired Companies and as necessary to address reasonable attorney-client or other privilege concerns.

(d)            In furtherance of the undertakings of Parent pursuant to Section 6.09(a) and Section 6.09(b), Parent and the Company (if requested by Parent), along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the End Date, which shall include using reasonable best efforts to propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of such of its and its Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent pursuant hereto, and enter into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding by a Governmental Authority or any other Person under Antitrust Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. The Company shall not, unless requested to do so by Parent, commit to or effect any action contemplated in the immediately preceding sentence. Notwithstanding the foregoing provisions of this Section 6.09(d) or any other provision of this Agreement, in no event shall Parent or any of its Subsidiaries be required to take or agree to (nor shall the Company or any Company Subsidiaries be permitted to take or agree to unless Parent so directs them (and they shall, if Parent so directs, take or agree to, so long as such agreements are conditioned upon the Closing)) any action, concession or undertaking (i) unless such action, concession or undertaking is conditioned on the Closing or (ii) to the extent it would constitute or result in, or would reasonably be expected to constitute or result in, individually or in the aggregate, a Substantial Detriment.

(e)            From the date of this Agreement until the Closing Date, Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any person or by any other manner or engage in any other transaction, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Authority, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Antitrust Law, (ii) materially increase the risk of any Governmental Authority entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially delay, materially restrain, prevent, enjoin or otherwise prohibit Closing or (iii) otherwise materially delay or materially impede the consummation of any of the Transactions.

Section 6.10.      Transaction Litigation. The Company shall control the defense of any Transaction Litigation; provided, however, that the Company shall promptly notify Parent in writing of any such Transaction Litigation. The Company shall (a) give Parent the right to review and comment on all material filings or responses to be made by the Company and shall discuss in advance any material discussions or communications proposed to be held by the Company with any third party in connection with any such Transaction Litigation (and the Company shall in good faith take any comments or feedback provided by Parent into account), and give Parent the opportunity to participate in the defense and settlement of, any such Transaction Litigation and (b) if Parent does not exercise such right to participate, keep Parent reasonably and promptly informed with respect to the status of such Transaction Litigation. No compromise or full or partial settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.11.      Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in a form mutually agreed to by the parties hereto, and shall be issued as promptly as practicable following the execution of this Agreement. Parent and the Company shall consult with each other before issuing any other press release, or scheduling a press conference or conference call with investors or analysts, and shall use reasonable best efforts to consult with each other before making any other public statement, in each case, with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such other public statement relating to this Agreement or the Transactions without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except for any such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall provide notice to and, to the extent reasonably practicable, consult with the other party about, and shall use its reasonable best efforts to allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider any such reasonable comments that are timely provided in good faith; provided, however, each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents and any documents, reports, statements, forms or other filings required to be made by Parent with the SEC, so long as such statements, announcements and disclosures substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements approved in advance by the other party; provided, further, no party hereto shall have any obligation to consult with, or obtain the prior written consent of, any other party with respect to any press release, public statement or filing relating to any Takeover Proposal, Takeover Transaction or Adverse Recommendation Change.

Section 6.12.      Section 16 Matters. Prior to the consummation of the Offer, the Company and the Company Board shall take all actions to the extent necessary or as may be reasonably requested by any party hereto in connection with this Agreement to cause the transactions contemplated by Section 2.08 and any and all dispositions or cancellations of equity securities of the Company (including any deemed dispositions or cancellations and any derivative securities with respect to any equity securities of the Company) held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.13.      Rule 14d-10 Matters. Prior to the consummation of the Offer, to the extent required, the Compensation Committee of the Company Board will take such steps to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee of the Company Board in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.14.      Stock Exchange De-listing. Parent shall cause (and the Company shall reasonably cooperate with Parent to cause) the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 6.15.      Third Party Waivers. At Parent’s written request, the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to obtain waivers (in a form reasonably satisfactory to Parent) of termination rights in respect of certain Contracts identified in writing to the Company by Parent; provided, however, each of the parties acknowledges and agrees that obtaining any such waiver shall not be a condition to the Offer or the Merger; provided, further, that the Company shall not, and shall cause each Company Subsidiary not to, contribute capital, pay any consideration in any form (including any letter of credit, guaranty or other financial or commercial accommodation) to any Person, amend any Contract, grant any concession (in any form) or propose or agree to any of the foregoing in order to obtain such waivers, in each case, without the prior written consent of Parent (provided that the Company shall not be required to make any such concession unless either (a) the Company reimbursed or indemnified for by Parent for such concession or (b) such concession is subject to the occurrence of the consummation of the Offer). The Company shall keep Parent reasonably informed of the status of, and consult with Parent in good faith with respect to any developments regarding such waivers.

Section 6.16.      Treatment of Company Indebtedness. The Company shall use reasonable best efforts to: (a) arrange for customary payoff letters and instruments of discharge providing for the payoff, discharge and termination on the Closing Date of all then-outstanding indebtedness under the Funding Support Loan and the Credit Facility (the “Debt Payoff Letters”) to be delivered to Parent prior to the Closing Date (it being understood and agreed that reasonable best efforts will be used to deliver such documents to Parent no later than three (3) Business Days prior to the Closing Date); and (b) deliver, or cause its applicable Subsidiaries to deliver, the Debt Payoff Letters in accordance with the terms of each of the Funding Support Loan and the Credit Facility to the holders of such indebtedness (provided, that any prepayment and termination notices may be conditional on the occurrence of the Closing). In addition, upon written request by Parent made no earlier than three (3) Business Days prior to the Closing and in any event after the satisfaction of all of the conditions set forth on Annex A (other than the Minimum Condition and those conditions that by their nature are to be satisfied by actions to be taken at the Closing), the Company shall, or shall cause the applicable Company Subsidiaries to, use reasonable best efforts to make available cash and cash equivalents of the Acquired Companies to Parent for the repayment of outstanding indebtedness under the Funding Support Loan and the Credit Facility on the Closing Date; provided, any such actions taken by the Company or Company Subsidiaries shall be subject to consultation with, and prior written approval by, Parent; provided, that Parent will indemnify and hold harmless the Company with respect to any fees, losses, expenses, liabilities or Taxes incurred as a result of any such actions taken at the express written direction of, or with the prior written consent of, Parent and, in the event that Parent does not consummate the Transactions, reimburse the Company in full for any cash amounts transferred to Parent or its Affiliates in accordance with this Section 6.16; provided, further, that, notwithstanding anything herein to the contrary, nothing in this Section 6.16 shall be deemed to affect, modify or condition the obligations of Parent and Merger Sub to effect the Closing and pay the aggregate Per Share Amount and the aggregate Merger Consideration in accordance with the terms hereof.

Section 6.17.      Notice of Certain Events.

(a)            The Company, upon having knowledge, shall give prompt notice to Parent upon becoming aware that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Offer set forth on Annex A or to consummate the Merger set forth in Section 7.01 to fail to be satisfied; provided, however, that (i) no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement and (ii) the Company’s obligation, actions or inactions pursuant to this Section 6.17(a) shall be deemed excluded for purposes of determining whether the condition set forth in clause “f” of Annex A has been satisfied.

(b)            Parent, upon having knowledge, shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by either pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.01 to fail to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Article 7

CONDITIONS TO THE MERGER

Section 7.01.      Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, or, to the extent permitted by Applicable Law, waiver, on or prior to the Closing, of the following conditions:

(a)            Merger Sub (or Parent on Merger Sub’s behalf) shall have consummated the Offer; and

(b)            no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other legal restraint or prohibition, nor any Applicable Law shall be in effect, in each case, that makes consummation of the Merger illegal or otherwise prohibited.

Article 8

TERMINATION

Section 8.01.      Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a)            by mutual written agreement of the Company and Parent;

(b)            by either the Company or Parent, if:

(i)               the Offer shall not have been consummated on or before 11:59 p.m., Eastern Time, on November 5, 2020 (the “End Date”); provided, that, notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been a principal cause of, or resulted in, the failure of the Offer to be consummated by such time; provided, further, that in the event that any Applicable Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the End Date shall be extended by the lesser of (x) the length of any such extension or (y) two (2) months; or

(ii)              any Governmental Authority having jurisdiction over any party hereto shall have issued a final, non-appealable Order or other legal restraint or prohibition, or any Applicable Law shall be in effect that makes the Offer or the Merger permanently illegal or permanently prohibited or otherwise permanently prevents the consummation of the Offer or the Merger; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(b)(ii) if the issuance of such final and non-appealable Order, legal restraint, prohibition or Applicable Law is principally caused by, or the result of, the material breach by such party of any covenant or obligation of such party set forth in this Agreement;

(c)            by Parent, prior to the consummation of the Offer, if:

(i)              (A) the Company Board shall have made an Adverse Recommendation Change; or (B) a tender or exchange offer that constitutes a Takeover Transaction is commenced (within the meaning of Rule 14d-2 under the Exchange Act) in respect of the Shares (other than by Parent or an Affiliate of Parent) and the Company shall not have announced, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or

(ii)              the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of the Offer Conditions contained in condition “(e)” or “(f)” in Annex A and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by the Company within thirty (30) days after written notice has been given by Parent to the Company of such breach or failure to perform; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of any provision of this Agreement; or

(d)            by the Company, prior to the consummation of the Offer, if:

(i)              (w) the Company Board has determined that a Takeover Proposal that did not result from a breach in a material respect of Section 6.02(a) constitutes a Superior Proposal; (x) the Company has complied with its obligations under Section 6.02(b) through (f) in all material respects; (y) the Company pays, or causes to be paid, to Parent (or its designee) the Termination Fee payable pursuant to Section 9.04(b) prior to or concurrently with such termination; and (z) substantially concurrently with such termination, the Company enters into a definitive Alternative Acquisition Agreement in respect of such Superior Proposal; or

(ii)              Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would have a Parent Material Adverse Effect and (B) is incapable of being cured by the End Date or, if capable of being cured in such time frame, has not been cured by Parent within thirty (30) days after written notice has been given by the Company to Parent of such breach or failure to perform; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of any provision of this Agreement; or

(iii)            (x) Merger Sub shall not have commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 2.01(a); provided that the Company shall not be permitted to terminate this Agreement pursuant to this clause (iii)(x) if such failure to commence the Offer resulted from the breach of this Agreement by the Company or (y) Merger Sub shall have failed to consummate the Offer within three (3) Business Days following the Offer Expiration Time and, as of such Offer Expiration Time, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Merger Sub consummates the Offer, but subject to such conditions being able to be satisfied).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

Section 8.02.      Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, Parent’s obligations under Section 2.01(c) and Section 6.16, this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that no such termination shall relieve any party from liability for any Willful Breach of this Agreement occurring prior to the date of such termination.

Article 9

MISCELLANEOUS

Section 9.01.      Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person, (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (c) if sent by email prior to 7:00 p.m. Eastern Time, upon transmission, or if sent by email transmission after 7:00 p.m. Eastern Time, the day following the date of transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto), in each case, as follows:

if to the Company:

Portola Pharmaceuticals, Inc.

270 E. Grand Avenue

South San Francisco, CA 94080
Attention: General Counsel
Email: jmoriarty@Portola.com

with a copy (which shall not constitute notice) to:

Cooley LLP
101 California Street, Floor 5
San Francisco, California 94111
Attention: Jamie Leigh, Ian Nussbaum
Email: jleigh@cooley.com, inussbaum@cooley.com

if to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Alexion Pharmaceuticals, Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Attention: General Counsel

Email: ellen.chiniara@alexion.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Scott A. Barshay, Rachael G. Coffey
Email: sbarshay@paulweiss.com, rcoffey@paulweiss.com

Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clauses (a) or (b) of this Section 9.01 shall only be effective if a duplicate copy of such notice is also given by email in the method described in this Section 9.01.

Section 9.02.      Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Merger. Any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time, shall survive in accordance with its terms.

Section 9.03.      Amendments and Waivers.

(a)            Prior to the consummation of the Offer, any provision of this Agreement may be amended or waived by any party hereto only by action taken or authorized by or on behalf of such party’s board of directors (or duly authorized committee thereof), but, in all cases, only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)            Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement (including Annex A) may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law or in equity.

Section 9.04.      Fees; Expenses.

(a)            Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

(b)            If this Agreement is terminated by the Company pursuant to Section 8.01(d)(i), prior to or concurrently with, and as a condition to, the effectiveness of any such termination, the Company shall pay (or cause to be paid to) Parent a fee in the amount of $51,500,000 (the “Termination Fee”).

(c)            If this Agreement is terminated by Parent pursuant to Section 8.01(c)(i), then the Company shall promptly, but in no event later than two (2) Business Days after termination of this Agreement, pay (or cause to be paid to) Parent the Termination Fee.

(d)            If this Agreement is terminated (i) by Parent or the Company pursuant to Section 8.01(b)(i) (but in the case of a termination by the Company pursuant to Section 8.01(b)(i), only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso of Section 8.01(b)(i)), (ii) at any time on or after the date of this Agreement and prior to such termination, a Person (other than Parent or any of Affiliates) shall have made a bona fide Takeover Proposal (whether or not withdrawn) in respect of a Takeover Transaction that shall have become generally known to the public, and (iii) within twelve (12) months after the date of such termination, (A) the Company enters into an Alternative Acquisition Agreement providing for a Takeover Transaction or (B) a Takeover Transaction is consummated, then, the Company shall pay (or cause to be paid) to Parent the Termination Fee concurrently with the consummation of any such Takeover Transaction; provided, however, that, for purposes of this Section 9.04(d)(iii), all references to “twenty percent (20%)” in the definition of Takeover Transaction shall be deemed to be references to “fifty percent (50%).”

(e)            Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that: (i) in no event shall the Company be obligated to pay the Termination Fee on more than occasion; and (ii) Parent’s right to receive payment from the Company of the Termination Fee pursuant to this Section 9.04, and, if applicable, any payments under Section 9.04(g), shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Representatives, its Affiliates and equityholders (collectively, “Company Related Parties”) in any circumstance in which Parent accepts payment of the Termination Fee, and none of the Company Related Parties shall have any further liability or obligation relating to, arising out of, or in connection with, this Agreement or the Transactions, and (subject to the proviso below) no Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Affiliates or any of its Representatives arising out of, relating to, or in connection with this Agreement or any of the Transactions; provided, however, that nothing in this Section 9.04(e) shall limit the rights of Parent or Merger Sub in the case of Willful Breach.

(f)            Each of Parent, Merger Sub and the Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the Transactions and that without such provisions none of the parties would have entered into this Agreement.

(g)            If the Company fails to timely pay the Termination Fee in accordance with Section 9.04(b), (c) or (d), as applicable, or any portion thereof and Parent or Merger Sub commences a suit which results in an Order against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub their reasonable costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case, from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any amounts payable pursuant to this Section 9.04 shall be paid to Parent by wire transfer of immediately available funds. Parent shall promptly provide the Company upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.04.

Section 9.05.      Assignment; Benefit. Neither this Agreement nor any of the rights, interests or obligations herein may be assigned by any party hereto without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) from and after the consummation of the Offer, the provisions of Article 2 relating to the payment of the Per Share Amount, which shall be enforceable by the holders of Shares immediately prior to the consummation of the Offer who validly tendered and did not withdraw Shares pursuant to the Offer, (ii) from and after the Effective Time, (A) the provisions of Article 2 relating to the payment of the Per Share Amount and the Merger Consideration, which shall be enforceable by the holders of Company Common Stock and Company Equity Awards, as applicable, as of immediately prior to the Effective Time and (B) the provisions of Section 6.08, which shall be enforceable by the Persons or entities benefiting therefrom and (iii) the provisions of Section 9.04(e), which shall be enforceable by the Company Related Parties.

Section 9.06.      Governing Law. This Agreement and any Proceedings arising out of or related hereto or the Transactions or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 9.07.      Jurisdiction. The parties hereto hereby irrevocably agree (i) that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom, or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over the matter, the Superior Court of the State of Delaware or the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate courts therefrom and (ii) not to commence any such Proceeding in any court except such courts. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

Section 9.08.      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.08.

Section 9.09.      Specific Performance; Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 9.07, without proof of damages or otherwise, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.09 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.10.      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Offer, the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a holding, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11.      Entire Agreement. This Agreement, including the exhibits and annexes to this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto; provided, however, that, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

Section 9.12.      Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto. Any matter set forth on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company or any Company Subsidiary, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement, nor shall be construed as an admission or indication to any Third Party that any breach or violation exists or has actually occurred.

Section 9.13.      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALEXION PHARMACEUTICALS, INC.

By:	/s/ Aradhana Sarin
Name: Aradhana Sarin
Title: Executive Vice President, Chief Financial Officer

ODYSSEY MERGER SUB INC.

By:	/s/ Aradhana Sarin
Name: Aradhana Sarin
Title: President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PORTOLA PHARMACEUTICALS, INC.

By:	/s/ Scott Garland
Name: Scott Garland
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex A

Conditions of the Offer

The obligation of Merger Sub to irrevocably accept for purchase and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other term of the Offer or the Agreement to the contrary, Merger Sub shall not be required to irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, the payment for, any tendered Shares and, if permitted by the Merger Agreement, may terminate the Offer: (i) if the Merger Agreement has been validly terminated in accordance with Section 8.01; or (ii) at any scheduled Offer Expiration Time (as the Offer may have been extended pursuant to, and subject to any requirements to extend the Offer pursuant to, Section 2.01(c) of the Merger Agreement), if, with respect to clause (ii) only: (x) the Minimum Tender Condition or the Termination Condition shall not be satisfied by the Offer Expiration Time; or (y) any of the additional conditions set forth below shall not be satisfied or (to the extent permitted by Applicable Law) waived in writing by Parent:

(a)               there shall have been validly tendered in the Offer and not validly withdrawn that number of Shares that (together with any Shares owned by Parent and its Affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)) represent at least a majority of the Shares at the Offer Expiration Time (the “Minimum Tender Condition”);

(b)               (i) any waiting period (or any extension thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated and (ii) the governmental approvals, consents or authorizations under any other applicable Antitrust Law set forth on Section 6.09 of the Company Disclosure Letter (the “Required Approvals”) shall have been obtained;

(c)               no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or legal restraint or prohibition, nor any Applicable Law shall be in effect, in each case, as of immediately prior to the Offer Expiration Time, that makes consummation of the Offer or the Merger illegal or otherwise prohibited;

(d)               since the date of the Merger Agreement, there shall not have been any Company Material Adverse Effect of which the existence or consequences are still continuing as of immediately prior to the Offer Expiration Time;

(e)               (i) the representations and warranties of the Company set forth in Section 4.11(c) (Absence of Certain Changes) shall be true and correct in all respects as of the date of the Merger Agreement and as of the consummation of the Offer, as if made at such time,

i

(ii) each of the representations and warranties of the Company set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Organizational Documents), Section 4.03 (Corporate Authorization), Section 4.06(c)–(d)(Capitalization), Section 4.07 (Subsidiaries), Section 4.29 (Broker’s Fees) and Section 4.30 (Opinion of Financial Advisor) of the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the consummation of the Offer, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date),

(iii) the representations and warranties of the Company set forth in Section 4.06(a) (Capitalization) (other than the penultimate sentence thereof) shall be true and correct except for any inaccuracies that individually or in the aggregate are de minimis as of the date of the Merger Agreement and as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and

(iv) each of the other representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this clause (iv), for such failures to be true and correct that have not had or would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

(f)                the Company shall have complied in all material respects with each of the covenants, obligations and agreements it is required to comply with or perform at or prior to the Offer Expiration Time; provided, however, any breach of Section 6.01(a)(ii)(A) that Parent, Merger Sub or any of their Representatives had knowledge of immediately prior to the execution of the Merger Agreement shall be disregarded for purposes of this clause (f);

(g)               Parent and Merger Sub shall have received a certificate of the Company, signed by an officer of the Company, dated the date on the which the Offer expires certifying that the conditions specified in clauses (d), (e) and (f) have been satisfied; and

(h)               the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

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The foregoing conditions are for the sole benefit of Parent and Merger Sub and, except for the Minimum Tender Condition and the Termination Condition (each of which may only be waived with the prior written consent of the Company), may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and Applicable Law. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub with respect to extending, terminating or modifying the Offer pursuant to the terms and conditions of the Merger Agreement or Applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Annex A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex A is attached.

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